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Exhibit 2

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

Management of MI Developments Inc. (the "Company") is responsible for the preparation and presentation of the consolidated financial statements and all the information in the 2007 Annual Report. The consolidated financial statements were prepared by management in accordance with Canadian generally accepted accounting principles.

Where alternative accounting methods exist, management has selected those it considered to be most appropriate in the circumstances. Financial statements include certain amounts based on estimates and judgments. Management has determined such amounts on a reasonable basis to ensure that the consolidated financial statements are presented fairly in all material respects. Financial information presented elsewhere in this Annual Report has been prepared by management to ensure consistency with information contained in the consolidated financial statements. The consolidated financial statements have been audited by the independent auditors, reviewed by the Audit Committee and approved by the Board of Directors of the Company.

Management is responsible for the development and maintenance of systems of internal accounting and administrative cost controls of high quality, consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is accurate, relevant and reliable and that the Company's assets are appropriately accounted for and adequately safeguarded. Management has determined that, as at December 31, 2007 and based on the framework set forth in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, internal control over financial reporting is effective. The Company's Chief Executive Officer and Chief Financial Officer, in compliance with Section 302 of the U.S. Sarbanes-Oxley Act of 2002 ("SOX"), provide a SOX-related certification in connection with the Company's annual disclosure document in the U.S. (Form 40-F) to the U.S. Securities and Exchange Commission. According to Multilateral Instrument 52-109, a similar certification is provided to the Canadian Securities Administrators.

The Company's Audit Committee is appointed by its Board of Directors annually and is comprised solely of outside independent directors. The Committee meets periodically with management, as well as with the independent auditors, to satisfy itself that each is properly discharging its responsibilities, to review the consolidated financial statements and the independent auditors' report and to discuss significant financial reporting issues and auditing matters. The Audit Committee reports its findings to the Board of Directors for consideration when approving the consolidated financial statements for issuance to the shareholders.

The consolidated financial statements have been audited by Ernst & Young LLP, the independent auditors, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the shareholders. The Auditors' Report outlines the nature of their examination and their opinion on the consolidated financial statements of the Company. The independent auditors have full and unrestricted access to the Audit Committee.

JOHN D. SIMONETTI	RICHARD J. SMITH
Chief Executive Officer	Executive Vice-President and
Chief Financial Officer

Toronto, Canada,
March 25, 2008.

MI Developments Inc.      2007    43

INDEPENDENT AUDITORS' REPORT

To the Shareholders of
 MI Developments Inc.

We have audited the consolidated balance sheets of MI Developments Inc. (the "Company") as at December 31, 2007 and 2006 and the consolidated statements of income (loss), comprehensive income (loss), changes in deficit and cash flows for each of the years in the three-year period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007 in accordance with Canadian generally accepted accounting principles.

As discussed in note 2 to the consolidated financial statements, in 2007, the Company adopted the new requirements for financial instruments and comprehensive income.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 25, 2008 expressed an unqualified opinion thereon.

Toronto, Canada,	Chartered Accountants
March 25, 2008.	Licensed Public Accountants

44    MI Developments Inc.      2007

INDEPENDENT AUDITORS' REPORT ON INTERNAL CONTROLS UNDER STANDARDS OF THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD (UNITED STATES)

To the Shareholders of
 MI Developments Inc.

We have audited MI Developments Inc.'s (the "Company") internal control over financial reporting as at December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the "COSO criteria"). The Company's management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Discussion and Analysis of Results of Operations and Financial Position of this annual report, under the heading of "CONTROLS AND PROCEDURES — Report on Internal Control Over Financial Reporting". Our responsibility is to express an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007 based on the COSO criteria.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as at December 31, 2007 and 2006 and the consolidated statements of income (loss), comprehensive income (loss), changes in deficit and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated March 25, 2008 expressed an unqualified opinion thereon.

Toronto, Canada,	Chartered Accountants
March 25, 2008.	Licensed Public Accountants

MI Developments Inc.      2007    45

Consolidated Statements of Income (Loss)
(U.S. dollars in thousands, except per share figures)

		Consolidated (notes 1, 20)
Years ended December 31,			(restated — note 3)
	Note	2007	2006	2005
Revenues
Rental revenue		$167,008	$155,533	$144,117
Racing and other revenue		627,584	582,982	541,342
Interest and other income from MEC	20	—	—	—

		794,592	738,515	685,459

Operating costs and expenses
Purses, awards and other		290,495	283,100	266,661
Operating costs		282,896	259,608	243,424
General and administrative	20	97,001	90,456	83,471
Depreciation and amortization		83,178	78,807	71,116
Interest expense, net	10	40,356	42,734	37,542
Write-down of MEC's long-lived assets	4	1,308	77,445	—

Operating income (loss)		(642)	(93,635)	(16,755)
Gain on disposal of business	3	—	115,193	—
Gain on disposal of real estate	20	1,478	3,092	10,304
Dilution and other gains (losses), net	14, 20	4,256	2,116	11

Income (loss) before income taxes and minority interest		5,092	26,766	(6,440)
Income tax expense (recovery)	5	12,978	10,471	18,336
Minority interest		(47,496)	(32,768)	(39,496)

Income (loss) from continuing operations		39,610	49,063	14,720
Income (loss) from discontinued operations	3	(101)	10,807	(8,161)

Net income (loss)		$39,509	$59,870	$6,559

Basic and diluted earnings (loss) per Class A Subordinate Voting or Class B Share	6
— Continuing operations		$0.82	$1.02	$0.31
— Discontinued operations	3	—	0.22	(0.17)

Total		$0.82	$1.24	$0.14

Weighted average number of Class A Subordinate Voting and Class B Shares outstanding
— Basic (thousands)	6	48,073	48,301	48,260
— Diluted (thousands)	6	48,083	48,355	48,319

See accompanying notes

Consolidated Statements of Comprehensive Income (Loss)
(Refer to note 2 — Accounting Changes)
(U.S. dollars in thousands)

Years ended December 31,	Note	2007	2006	2005
Net income		$39,509	$59,870	$6,559
Other comprehensive income (loss):
Change in fair value of interest rate swaps, net of taxes and minority interest	14	(584)	—	—
Foreign currency translation adjustment, net of minority interest	14	106,043	61,360	(78,306)
Recognition of foreign currency translation gain in net income	14	(7,719)	(1,921)	—
Reversal of foreign currency translation related to shares purchased for cancellation	12	(22,354)	—	—

Comprehensive income (loss)		$114,895	$119,309	$(71,747)

See accompanying notes

Consolidated Statements of Changes in Deficit
(U.S. dollars in thousands)

Years ended December 31,	Note	2007	2006	2005
Deficit, beginning of year		$(69,112)	$(99,527)	$(79,932)
Net income		39,509	59,870	6,559
Costs associated with capital transactions of subsidiaries	5	—	(475)	(89)
Dividends		(28,833)	(28,980)	(26,065)

Deficit, end of year		$(58,436)	$(69,112)	$(99,527)

See accompanying notes

46    MI Developments Inc.      2007

Real Estate Business			Magna Entertainment Corp.
				(restated — note 3)
2007	2006	2005	2007	2006	2005

$167,008	$155,533	$144,117	$—	$—	$—
—	—	—	627,584	582,982	541,342
22,539	29,249	7,017	—	—	—

189,547	184,782	151,134	627,584	582,982	541,342

—	—	—	290,495	283,100	266,661
—	—	—	282,896	259,708	243,424
22,797	20,996	22,304	70,419	67,171	58,392
41,541	39,225	36,896	41,809	39,694	34,220
8,065	10,407	6,464	53,281	60,027	34,868
—	—	—	1,308	77,445	—

117,144	114,154	85,470	(112,624)	(204,163)	(96,223)
—	—	—	—	115,193	—
1,478	209	10,304	48,776	2,883	—
7,719	1,921	—	(3,463)	195	11

126,341	116,284	95,774	(67,311)	(85,892)	(96,212)
16,030	17,774	19,339	(4,383)	(7,303)	(1,003)
—	—	—	(47,496)	(32,768)	(39,496)

110,311	98,510	76,435	(15,432)	(45,821)	(55,713)
—	—	—	(3,330)	7,686	(7,132)

$110,311	$98,510	$76,435	$(18,762)	$(38,135)	$(62,845)

MI Developments Inc.      2007    47

Consolidated Statements of Cash Flows
(U.S. dollars in thousands)

		Consolidated (notes 1, 20)
Years ended December 31,			(restated — note 3)
	Note	2007	2006	2005
OPERATING ACTIVITIES
Income (loss) from continuing operations		$39,610	$49,063	$14,720
Items not involving current cash flows	17	24,208	93	28,139
Changes in non-cash balances	17	12,893	593	7,542

Cash provided by (used in) operating activities		76,711	49,749	50,401

INVESTING ACTIVITIES
Real estate and fixed asset additions		(108,218)	(117,464)	(192,000)
Acquisition of business, net of cash acquired		—	(9,347)	—
Proceeds on disposal of business, net		—	171,777	—
Proceeds on disposal of real estate and fixed assets, net		14,298	20,927	32,436
Decrease (increase) in other assets		(797)	220	(1,557)
Loan advances to MEC, net		—	—	—
Loan repayments from MEC		—	—	—

Cash provided by (used in) investing activities		(94,717)	66,113	(161,121)

FINANCING ACTIVITIES
Proceeds from bank indebtedness		73,831	19,144	3,260
Repayment of bank indebtedness		(41,132)	(39,929)	(500)
Issuance of long-term debt, net		19,754	12,582	197
Repayment of long-term debt		(73,991)	(16,159)	(15,889)
Loan advances from MID, net		—	—	—
Loan repayments to MID		—	—	—
Issuance of shares		1,058	1,171	2,611
Shares purchased for cancellation		(52,072)	—	—
Minority investment in subsidiary		19,581	—	—
Costs associated with capital transactions of subsidiaries		—	(475)	(89)
Dividends paid		(28,833)	(28,980)	(26,065)

Cash provided by (used in) financing activities		(81,804)	(52,646)	(36,475)

Effect of exchange rate changes on cash and cash equivalents		9,102	3,709	(5,463)

Net cash flows provided by (used in) continuing operations		(90,708)	66,925	(152,658)

DISCONTINUED OPERATIONS
Cash provided by (used in) operating activities		(241)	3,350	(9,468)
Cash provided by (used in) investing activities		(4,417)	54,963	9,056
Cash provided by (used in) financing activities		(29)	(32,443)	20,840

Net cash flows provided by (used in) discontinued operations		(4,687)	25,870	20,428

Net increase (decrease) in cash and cash equivalents during the year		(95,395)	92,795	(132,230)
Cash and cash equivalents, beginning of year		250,255	157,460	289,690

Cash and cash equivalents, end of year		154,860	250,255	157,460
Less: cash and cash equivalents of discontinued operations, end of year		(9,078)	(10,636)	(9,398)

Cash and cash equivalents of continuing operations, end of year		$145,782	$239,619	$148,062

See accompanying notes

48    MI Developments Inc.      2007

Real Estate Business			Magna Entertainment Corp.
				(restated — note 3)
2007	2006	2005	2007	2006	2005

$110,311	$98,510	$76,435	$(15,432)	$(45,821)	$(55,713)
31,873	24,971	31,250	(55,861)	(22,929)	(5,584)
6,681	(7,385)	2,380	6,190	6,439	6,455

148,865	116,096	110,065	(65,103)	(62,311)	(54,842)

(115,839)	(35,898)	(67,556)	(81,860)	(81,566)	(124,444)
—	—	—	—	(9,347)	—
—	—	—	—	171,777	—
6,321	8,921	26,633	95,712	12,006	5,803
99	(834)	(191)	(896)	1,054	(1,332)
(54,610)	(93,771)	(161,884)	—	—	—
5,564	116,800	—	—	—	—

(158,465)	(4,782)	(202,998)	12,956	93,924	(119,973)

—	—	—	73,831	19,144	3,260
—	—	—	(41,132)	(39,929)	(500)
—	—	—	19,754	12,582	197
(413)	(359)	(312)	(73,578)	(15,800)	(15,577)
—	—	—	52,361	77,294	136,262
—	—	—	(1,564)	(111,800)	—
1,058	1,171	2,611	—	—	—
(52,072)	—	—	—	—	—
—	—	—	19,581	—	—
—	(475)	(89)	—	—	—
(28,833)	(28,980)	(26,065)	—	—	—

(80,260)	(28,643)	(23,855)	49,253	(58,509)	123,642

8,939	3,713	(6,604)	163	(4)	1,141

) (80,921	86,384	(123,392)	(2,731)	(26,900)	(50,032)

—	—	—	(3,297)	3,572	(8,258)
—	—	—	(4,417)	54,963	8,789
—	—	—	(4,029)	(25,224)	40,663

—	—	—	(11,743)	33,311	41,194

) (80,921	86,384	(123,392)	(14,474)	6,411	(8,838)
191,866	105,482	228,874	58,389	51,978	60,816

110,945	191,866	105,482	43,915	58,389	51,978
—	—	—	(9,078)	(10,636)	(9,398)

$110,945	$191,866	$105,482	$34,837	$47,753	$42,580

MI Developments Inc.      2007    49

Consolidated Balance Sheets
(Refer to Note 1 — Basis of Presentation, U.S. dollars in thousands)

		Consolidated (notes 1, 20)		Real Estate Business		Magna Entertainment Corp.
As at December 31,	Note	2007	(restated — note 3) 2006	2007	2006	2007	(restated — note 3) 2006
ASSETS
Current assets:
Cash and cash equivalents		$145,782	$239,619	$110,945	$191,866	$34,837	$47,753
Restricted cash	20	32,722	35,575	4,458	6,514	28,264	29,061
Accounts receivable	20	43,136	39,801	7,425	7,749	35,711	32,052
Loans receivable from MEC, net	20	—	—	139,168	3,108	—	—
Due from MID	20	—	—	—	—	4,464	6,648
Income taxes receivable		402	1,934	402	1,354	—	580
Prepaid expenses and other		17,317	15,486	1,206	966	16,479	14,746
Assets held for sale	3	1,493	—	—	—	1,493	—
Discontinued operations	3	21,239	20,266	—	—	21,239	20,266

		262,091	352,681	263,604	211,557	142,487	151,106
Real estate properties, net	7	2,271,577	2,114,760	1,561,921	1,348,621	765,043	771,080
Fixed assets, net	8	90,960	80,998	445	554	90,515	80,444
Racing licences		109,868	109,868	—	—	109,868	109,868
Other assets		6,229	11,637	879	3,061	5,350	12,881
Loans receivable from MEC	20	—	—	97,589	182,876	—	—
Deferred rent receivable		14,898	13,818	14,898	13,818	—	—
Future tax assets	5	58,665	49,665	5,497	7,277	53,168	42,388
Assets held for sale	3	34,165	36,063	—	—	34,165	36,063
Discontinued operations	3	50,659	50,433	—	—	50,731	51,851

		$2,899,112	$2,819,923	$1,944,833	$1,767,764	$1,251,327	$1,255,681

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	9	$39,214	$6,515	$—	$—	$39,214	$6,515
Accounts payable and accrued liabilities	20	147,067	143,760	16,678	13,317	130,734	130,443
Income taxes payable		14,993	7,083	13,040	7,083	1,953	—
Loans payable to MID, net	20	—	—	—	—	137,002	2,823
Due to MEC	20	—	—	4,464	6,648	—	—
Long-term debt due within one year	10	33,215	86,125	488	378	32,727	85,747
Deferred revenue		6,189	6,424	2,078	2,451	4,339	4,211
Liabilities related to assets held for sale	3	171	—	—	—	171	—
Discontinued operations	3	16,132	15,431	—	—	16,529	15,716

		256,981	265,338	36,748	29,877	362,669	245,455
Long-term debt	10	96,326	99,712	6,646	5,991	89,680	93,721
Senior unsecured debentures, net	11	267,578	226,596	267,578	226,596	—	—
Note obligations, net	11	216,050	215,830	—	—	216,050	215,830
Loan payable to MID, net	22	—	—	—	—	67,107	151,449
Other long-term liabilities		24,175	15,079	—	—	24,175	15,079
Future tax liabilities	5	144,432	138,071	48,257	46,090	94,844	91,981
Minority interest	11	156,359	180,108	—	—	156,359	180,108
Liabilities related to assets held for sale	3	876	1,047	—	—	876	1,047
Discontinued operations	3	875	846	—	—	27,018	32,273

		1,163,652	1,142,627	359,229	308,554	1,038,778	1,026,943

Shareholders' equity:
Share capital	12	1,524,440	1,577,342
Contributed surplus	13	27,517	2,667
Deficit		(58,436)	(69,112)
Accumulated other comprehensive income	14	241,939	166,399

		1,735,460	1,677,296	1,585,604	1,459,210	212,549	228,738

		$2,899,112	$2,819,923	$1,944,833	$1,767,764	$1,251,327	$1,255,681

Commitments and contingencies (notes 10 and 21)	On behalf of the Board:
See accompanying notes

	Director	Director

50    MI Developments Inc.      2007

Notes to Consolidated Financial Statements
(all amounts, except per share amounts, in thousands of U.S. dollars unless otherwise noted)

1.  SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of MI Developments Inc. and its subsidiaries (collectively, "MID" or the "Company"). MID is a real estate operating company that owns, leases, manages and develops a predominantly industrial rental portfolio leased primarily to Magna International Inc. and its automotive operating units ("Magna"). MID also acquires land that it intends to develop for mixed-use and residential projects. The Company also has other operations held through a controlling interest in Magna Entertainment Corp. ("MEC"), an owner and operator of horse racetracks and a supplier of live racing content to the inter-track, off-track and account wagering markets. The Company owns approximately 54% of MEC's total equity, representing approximately 96% of the total voting power of its outstanding stock (note 20). MEC's results are consolidated with the Company's results, with outside ownership accounted for as a minority interest.

Magna Entertainment Corp.

The results of operations and the financial position of MEC have been included in the consolidated financial statements on a going concern basis, which contemplates the realization of MEC's assets and the discharge of MEC's liabilities in the normal course of business for the foreseeable future. MEC has incurred net losses before minority interest recovery of $68.8 million, $65.4 million and $107.4 million for the years ended December 31, 2007, 2006 and 2005, respectively. At December 31, 2007, MEC had a working capital deficiency of $220.2 million and $209.4 million of debt scheduled to mature in 2008, including amounts owing under (i) MEC's $40.0 million senior secured revolving credit facility with a Canadian financial institution (the "MEC Credit Facility"), which is scheduled to mature on March 31, 2008 (note 9), (ii) a bridge loan (the "MEC Bridge Loan") of up to $80.0 million from a wholly-owned subsidiary of MID (the "MID Lender"), which is scheduled to mature on May 31, 2008 (note 20), and (iii) MEC's obligation to repay $100.0 million of indebtedness under the Gulfstream Park project financing facility with the MID Lender by May 31, 2008 (note 20). Accordingly, MEC's ability to continue as a going concern is in substantial doubt and is dependent on MEC generating cash flows that are adequate to sustain the operations of the business, renewing or extending current financing arrangements and meeting its obligations with respect to secured and unsecured creditors, none of which is assured. If MEC is unable to repay its obligations when due, other current and long-term debt will also become due on demand as a result of cross-default provisions within loan agreements, unless MEC is able to obtain waivers or extensions. On September 12, 2007, MEC's Board of Directors approved a debt elimination plan (the "MEC Debt Elimination Plan") designed to eliminate MEC's net debt by December 31, 2008 by generating funds from the sale of assets (note 3), entering into strategic transactions involving certain of MEC's racing, gaming and technology operations, and a possible future equity issuance. The success of the MEC Debt Elimination Plan is not assured. To address short-term liquidity concerns and provide sufficient time to implement the MEC Debt Elimination Plan, MEC arranged $100.0 million of funding, comprised of (i) a $20.0 million private placement of MEC's Class A Subordinate Voting Stock ("MEC Class A Stock") to Fair Enterprise Limited ("FEL"), a company that forms part of an estate planning vehicle for the family of Mr. Frank Stronach, the Company's Chairman and the Chairman and Interim Chief Executive Officer of MEC (note 20); and (ii) the MEC Bridge Loan. Although MEC continues to implement the MEC Debt Elimination Plan, the sale of assets under the MEC Debt Elimination Plan is taking longer than originally contemplated. As a result, MEC will likely need to seek additional funds in the short-term from one or more possible sources, which may include the Company. The availability of such additional funds is not assured and, if available, the terms thereof are not yet determinable. These consolidated financial statements do not give effect to any adjustments to recorded amounts and their classification which would be necessary should MEC be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the consolidated financial statements.

MI Developments Inc.      2007    51

The uncertainty regarding MEC's ability to continue as a going concern does not impact the realization of the Company's assets and discharge of its liabilities in the normal course of its real estate business. MID's real estate business has not guaranteed any of MEC's indebtedness.

Consolidated Financial Statements

The consolidated financial statements have been prepared in U.S. dollars following Canadian generally accepted accounting principles ("Canadian GAAP"), which are in conformity, in all material respects, with United States generally accepted accounting principles ("U.S. GAAP") except as described in note 22 to the consolidated financial statements.

Financial data and related measurements are presented on the consolidated statements of income (loss), consolidated statements of cash flows, and consolidated balance sheets in two categories, "Real Estate Business" and "Magna Entertainment Corp.", which correspond to the Company's reporting segments as described in note 19 to the consolidated financial statements. Transactions and balances between the "Real Estate Business" and "Magna Entertainment Corp." segments have not been eliminated in the presentation of each segment's financial data and related measurements. However, the effects of transactions between these two segments, which are further described in note 20, are eliminated in the consolidated results of operations and financial position of the Company.

The Company has reclassified certain prior period amounts to reflect the restatement for MEC's discontinued operations and assets held for sale (note 3).

Foreign Currency Translation

The assets and liabilities of the Company's operations having a functional currency other than the U.S. dollar are translated into the Company's U.S. dollar reporting currency using the exchange rate in effect at the year-end and revenues and expenses are translated at the average rate during the year. Unrealized foreign exchange gains or losses on translation of the Company's net equity investment in these operations ("Investment Translation Gains or Losses") are recognized as a component of "other comprehensive income (loss)" and are included in the "accumulated other comprehensive income" component of shareholders' equity (note 2).

The appropriate amounts of Investment Translation Gains or Losses in the "accumulated other comprehensive income" component of shareholders' equity are released from "other comprehensive income (loss)" and included in the consolidated statement of income (loss) when there is a reduction as a result of capital transactions in the Company's net investment in the operations that gave rise to such exchange gains or losses.

Foreign exchange gains and losses on transactions occurring in a currency different from an operation's functional currency are reflected in income, except for gains and losses on foreign exchange forward contracts subject to hedge accounting in accordance with the Company's accounting policy for "Derivative Financial Instruments" as described below.

Financial Instruments

The Company's use and classification of financial instruments is described in note 2 to the consolidated financial statements.

The Company may utilize derivative financial instruments from time to time in the management of its foreign currency and interest rate exposures. The Company's policy is not to utilize derivative financial instruments for trading or speculative purposes.

The Company from time to time uses hedge accounting, as described below, to ensure that counterbalancing gains, losses, revenues and expenses, including the effects of counterbalancing changes in cash flows, are recognized in income in the same period or periods. When hedge accounting is not employed, the Company measures and recognizes the fair value of the hedging instrument on the consolidated balance sheets with changes in such fair value being recognized in the consolidated statement of income (loss) in the periods in which they occur.

52    MI Developments Inc.      2007

Hedge Accounting

When hedge accounting is employed, the Company first formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking such hedge transactions. This process includes linking derivative financial hedging instruments to forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivative financial instruments used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. Any portion of the change in fair value of the hedging instrument that does not offset changes in the fair value of the hedged item (the ineffectiveness of the hedge) is recorded directly in the consolidated statement of income (loss).

Unrecognized gains or losses associated with derivative financial instruments that have been terminated or cease to be effective as a hedging instrument prior to maturity are amortized in the consolidated statement of income (loss) over the remaining term of the original hedge. If the hedged item is sold or settled prior to the termination of the related derivative financial instrument, the entire unrecognized gain or loss, and any subsequent gain or loss on such derivative instrument, is recognized in the consolidated statement of income (loss).

Net cash flows arising from derivative financial instruments used to hedge anticipated foreign currency transactions and interest rate fluctuations are classified in the same manner as the cash flows from the hedged transactions on the consolidated statements of cash flows.

Foreign Exchange Forward Contracts

The Company, on occasion, purchases foreign exchange forward contracts to hedge specific anticipated foreign currency transactions. When hedge accounting is employed, the fair value of the hedging instrument is recognized on the consolidated balance sheet. Foreign exchange translation gains and losses, together with any premium or discount, on derivative financial instruments are recognized in "other comprehensive income (loss)" and included in the "accumulated other comprehensive income" component of shareholders' equity until the hedged transaction is included in the consolidated statement of income (loss). At that time, the amount previously included in "accumulated other comprehensive income" is released from "other comprehensive income (loss)" and included in the consolidated statement of income (loss) (note 2).

Interest Rate Swaps

MEC occasionally utilizes interest rate swap contracts to hedge exposure to interest rate fluctuations on its variable rate debt. These swap contracts are accounted for using hedge accounting, with the fair value of the hedging instrument, net of related income taxes and the minority interest impact, being recognized on the consolidated balance sheet. To the extent that changes in the fair value of the hedging instrument offset changes in the fair value of the hedged item, they are recorded, net of related income taxes and the minority interest impact, in "other comprehensive income (loss)" and "accumulated other comprehensive income" (note 2).

Use of Estimates

The preparation of the consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the consolidated financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash on account, demand deposits and short-term investments with maturities of less than three months at the date of acquisition. Restricted cash of the Real Estate Business represents cash held on behalf of MEC (note 20). Restricted cash of MEC represents segregated cash accounts held on behalf of others, primarily horse owners.

MI Developments Inc.      2007    53

Real Estate Properties

In all cases below, "cost" represents acquisition and development costs, including direct construction costs, capitalized interest and indirect costs wholly attributable to development.

Revenue-producing Properties

Revenue-producing properties under operating leases, revenue-producing racetrack properties and revenue-producing non-racetrack properties are stated at cost less accumulated depreciation, reduced for impairment losses where appropriate.

Government grants and tax credits received for capital expenditures are reflected as a reduction of the cost of the related asset.

Depreciation is provided on a straight-line basis over the estimated useful life of the building, which typically ranges from 20 to 40 years.

Development Properties

Development properties, which include under-utilized racetrack real estate, are stated at cost, reduced for impairment losses when appropriate. Properties under development are classified as such until the property is substantially completed and available for occupancy. Depreciation is not recorded for development properties.

Properties Held for Sale

Properties held for sale are carried at the lower of (i) cost less accumulated depreciation and (ii) net realizable value. Depreciation ceases once a property is classified as held for sale.

Fixed Assets

Fixed assets are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful life of the fixed asset, which typically ranges from 3 to 15 years for machinery and equipment, 3 to 5 years for computer hardware and software (which is included in furniture and fixtures) and 5 to 7 years for other furniture and fixtures.

Government grants and tax credits received for capital expenditures are reflected as a reduction of the cost of the related asset.

Impairment of Long-lived Assets

The Company measures impairment losses on long-lived assets, including real estate properties and fixed assets, as the amount by which the asset's carrying value exceeds its fair value. The Company evaluates impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.

For long-lived assets not held for sale, the Company assesses periodically whether there are indicators of impairment. If such indicators are present, the Company completes a net recoverable amount analysis for the long-lived assets by determining whether the carrying value of such assets can be recovered through projected undiscounted cash flows. If the sum of expected future cash flows, undiscounted and without interest charges, is less than net book value, the excess of the net book value over the estimated fair value, based on discounted future cash flows and, if appropriate, appraisals, is charged to operations in the period in which such impairment is determined by management.

When long-lived assets are identified by the Company as held for sale, the carrying value is reduced, if necessary, to the estimated net realizable value. Net realizable value is determined based on discounted net cash flows of the assets and, if appropriate, appraisals and/or estimated net sales proceeds from pending offers.

54    MI Developments Inc.      2007

Accounting estimates related to long-lived assets are subject to significant measurement uncertainty and are susceptible to changes as such estimates require management to make forward- looking assumptions regarding cash flows and business operations.

Racing Licences

Racing licences, which were acquired through MEC's acquisition of racetracks, represent the value attributed to licences to conduct race meets. Racing licences are intangible assets that meet the definition of indefinite life intangibles and are not subject to amortization but are evaluated for impairment on an annual basis or when impairment indicators are present. Racing licence impairment is assessed based on a comparison of the fair value of each of MEC's individual reporting unit's racing licence to its carrying value. An impairment write-down to fair value would occur if the estimated discounted cash flows from operations, less charges for contributory assets assumed to be owned by third parties, are less than the carrying value of the racing licence.

Subordinated Notes

The convertible subordinated notes issued by MEC are recorded in part as debt and in part as minority interest. The debt component consists of the present value, at the issue date, of the future interest and principal payments on the convertible subordinated notes to maturity and is presented as note obligations. Interest on the debt component is accrued over time and recognized as a charge against income.

The minority interest component represents the value, at the issue date, of the holders' option to convert the convertible subordinated notes into MEC Class A Stock. The holders' conversion option is valued at inception using a residual value approach.

Lease Accounting and Revenue Recognition

Real Estate Business

Where the Company has retained substantially all the benefits and risks of ownership of its rental properties, leases with its tenants are accounted for as operating leases. Where substantially all the benefits and risks of ownership of the Company's rental properties have been transferred to its tenants, the Company's leases are accounted for as direct financing leases. For leases involving land and buildings, if the fair value of the land exceeds 25% of the consolidated fair value of the land and building at the inception of the lease, the Company evaluates the land and building separately in determining the appropriate lease treatment. In such circumstances, the land lease is typically accounted for as an operating lease, and the building is accounted for as either an operating lease or a direct financing lease, as appropriate.

The leases with Magna (the "Leases") are triple-net leases under which the lessee is responsible for the direct payment of all operating costs related to the properties, including property taxes, insurance, utilities and routine repairs and maintenance. Revenues and operating expenses do not include any amounts related to operating costs paid directly by the lessees.

The Leases may provide for either scheduled fixed rent increases or periodic rent increases based on increases in a local price index. Where periodic rent increases depend on increases in a local price index, such rent increases are accounted for as contingent rentals and recognized in income in applicable future years. Where scheduled fixed rent increases exist in operating leases, the total scheduled fixed lease payments of the lease are recognized in income evenly on a straight-line basis over the term of the lease. The amount by which the straight-line rental revenue differs from the rents collected in accordance with the lease agreements is recognized in deferred rent receivable.

Magna Entertainment Corp.

Racing Revenues

Racing revenues include pari-mutuel wagering revenues, gaming revenues and non-wagering revenues. MEC records pari-mutuel wagering revenues associated with horseracing on a daily basis. Pari-mutuel wagering revenues are recognized gross of purses, stakes and awards and pari-mutuel wagering taxes. The costs relating to these amounts are included in "purses, awards and other".

MI Developments Inc.      2007    55

Gaming revenues represent the net win earned on slot wagers. Net win is the difference between wagers placed and winning payouts to patrons, and is recorded at the time wagers are made. The costs associated with gaming revenues represent statutory required amounts to be distributed to the state as tax and to the horsemen to supplement purses, and are included in "purses, awards and other".

Non-wagering revenues include totalisator equipment sales and service revenues from AmTote International, Inc. ("AmTote" — note 3) earned in the provision of totalisator services to racetracks, food and beverage sales, program sales, admissions, parking, sponsorship, rental fees and other revenues. Revenues derived principally from totalisator equipment sales are recognized upon shipment or acceptance of the equipment by the customer depending on the terms of the underlying contracts. Revenues generated from service contracts in the provision of totalisator services are recognized when earned based on the stipulations contained in the contract. Revenues from food and beverage sales and program sales are recorded at the time of sale. Revenues from admissions and parking are recorded on a daily basis, except for seasonal amounts which are recorded ratably over the racing season. Revenues from sponsorship and rental fees are recorded ratably over the terms of the respective agreements or when the related event occurs.

Other Revenues

Revenues from the sale of MEC's residential development units are recognized when title passes to the purchaser and collection is reasonably assured. Properties that have been sold, but for which these criteria have not been satisfied, are included in development properties.

MEC's golf course annual membership fee revenues, included in discontinued operations (note 3), are recognized ratably over the applicable season. Golf membership initiation fees, also included in discontinued operations, are deferred and amortized over the expected membership life.

MEC Player Slots Rewards

Slot patrons that register in the player reward program at one of MEC's slot facilities receive a player card that tracks play and rewards points based on levels of slot play. The points can be redeemed for complimentary food and beverage and select merchandise at the respective racetrack. On a daily basis, MEC records a liability, included in "accounts payable and accrued liabilities", based on the points earned times the expected redemption rate, which is determined using redemption experience, with a corresponding expense in "purses, awards and other". The redemption value is based on the actual average cost of the complimentary food and beverage and select merchandise. At December 31, 2007, the player slot liability is $0.5 million (December 31, 2006 — $0.4 million). MEC's revenues do not include the retail amount of food, beverage and other items provided free of charge to customers.

Employee Benefit Plans

The cost of providing benefits through MEC's defined benefit pension plans (note 16) is actuarially determined and recognized in income using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation and retirement ages of employees. Differences arising from plan amendments, changes in assumptions and experience gains and losses are recognized in income over the expected average remaining service life of employees ("EARSL"). The portion of actuarial experience gains and losses in excess of 10% of the greater of the value of the plan assets or accrued benefit obligation is amortized on a straight-line basis over the EARSL of the plan's active participants. The EARSL for MEC's defined benefit pension plans ranges from approximately 7 to 20 years for the years ended December 31, 2007 and 2006, and was 16 years for the year ended December 31, 2005.

Stock-based Compensation Plans

MID and MEC have stock-based compensation plans which are described in note 15. For stock options, compensation expense is based on the fair value of the options at the grant date and is recognized over the period from the grant date to the date the award is vested and its exercisability does not depend on continued service by the option holder. Compensation expense is recognized as general and administrative expenses, with a corresponding amount included in equity as contributed surplus for MID and in minority interest for MEC. The contributed surplus balance is reduced as MID options are exercised and the amount initially

56    MI Developments Inc.      2007

recorded for the options in contributed surplus is credited to Class A Subordinate Voting Shares, along with the proceeds received on exercise. In the event that options are forfeited or cancelled prior to having vested, any previously recognized expense is reversed in the period of forfeiture or cancellation.

Compensation expense and a corresponding liability is recognized for deferred share units ("DSUs") based on the market value of the underlying shares. During the period in which the DSUs are outstanding, the liability is adjusted for changes in the market value of the underlying stock, with such adjustments being recognized as compensation expense in the periods in which they occur.

Income Taxes

The Company uses the liability method of tax allocation for accounting for income taxes. Under the liability method of tax allocation, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided to the extent that it is more likely than not that future tax assets will not be realized. Management's estimates used in establishing the Company's tax provision are subject to uncertainty. Actual results may be materially different from such estimates.

Self-insurance

MEC self-insures for employee medical and dental coverage up to $150 thousand per incident. Self-insurance reserves include known claims and estimates of incurred but not reported claims based on MEC's claim experience. MEC also maintains stop-loss insurance coverage for medical claims that exceed $150 thousand per incident.

Advertising

Costs incurred for producing advertising associated with horseracing and slot operations are generally expensed when the advertising program commences. Costs incurred with respect to promotions for specific live race days are expensed on the applicable race day.

Seasonality

MEC's racing business is seasonal in nature and racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. MEC's racing operations have historically operated at a loss in the second half of the year, with the third quarter typically generating the largest operating loss. This seasonality has resulted in large quarterly fluctuations in MEC's revenues and operating results.

2.  ACCOUNTING CHANGES

The Canadian Institute of Chartered Accountants ("CICA") issued four new standards in January 2005 (which have since been further amended) in Handbook Sections 1530, "Comprehensive Income", 3855, "Financial Instruments — Recognition and Measurement", 3861, "Financial Instruments — Disclosure and Presentation", and 3865, "Hedges". These standards provide guidance for the recognition, classification and measurement of financial instruments in financial statements as follows:

•
All financial instruments, including derivatives, are to be included on a company's balance sheet and measured either at their fair values or, under certain circumstances, at cost or amortized cost. The standards also specify when unrealized gains and losses as a result of changes in fair values are to be recognized in the consolidated statement of income (loss).

•
Existing requirements for hedge accounting are extended to provide comprehensive guidance on how hedge accounting should be performed.

•
Certain unrealized gains and losses arising from changes in fair value of financial instruments will be temporarily recorded outside the consolidated statement of income (loss) in "other comprehensive income (loss)".

MI Developments Inc.      2007    57

The CICA requires these new standards be adopted on a prospective basis for annual and interim periods in the first fiscal year beginning on or after October 1, 2006. In accordance with the prescribed transitional provisions, the Company adopted these standards effective January 1, 2007 without restatement of prior periods, except to classify the "currency translation adjustment" component of shareholders' equity as a component of "accumulated other comprehensive income".

Under the new standards, all of the Company's consolidated financial assets must be classified as "held for trading", "held to maturity", "loans and receivables" or "available for sale" and all of the Company's consolidated financial liabilities must be classified as "held for trading" or "other financial liabilities". All of the Company's consolidated financial instruments are initially measured at fair value, with subsequent measurements dependent on the classification of each financial instrument.

"Held for trading" financial assets, which include "cash and cash equivalents" and "restricted cash", are measured at fair value and all gains and losses are included in net income in the period in which they arise. "Loans and receivables", which include "accounts receivable" and certain "other assets", are recorded at amortized cost. The Company does not currently have any consolidated financial assets classified as "held to maturity" or "available for sale".

"Other financial liabilities", which include "bank indebtedness", "accounts payable and accrued liabilities", "dividends payable", current and non-current portions of "long-term debt", "senior unsecured debentures, net", "note obligations, net" and certain "other long-term liabilities", are recorded at amortized cost. The Company does not have any consolidated financial liabilities classified as "held for trading".

These standards had the following impact on the Company's consolidated financial statements upon adoption at January 1, 2007:

Increase (Decrease)
ASSETS
Real Estate Business — other assets — deferred financing costs (i)	$(2,216)
MEC — other assets — deferred financing costs — continuing operations (i)	(7,871)
MEC — other assets — deferred financing costs — discontinued operations (i)	(1,320)
MEC — other assets — interest rate swaps (iii)	439
Eliminations — other assets	5,626

Consolidated assets	$(5,342)

LIABILITIES
Real Estate Business — senior unsecured debentures (i)	$(2,216)
MEC — long-term debt due within one year (i)	(23)
MEC — note obligations (i)	(3,542)
MEC — loans payable to MID — continuing operations (i)	(4,306)
MEC — loans payable to MID — discontinued operations (i)	(1,320)
MEC — future tax liabilities (iii)	176
MEC — minority interest (iii)	109
Eliminations — loans payable to MID — continuing operations	4,306
Eliminations — loans payable to MID — discontinued operations	1,320

Consolidated liabilities	(5,496)

SHAREHOLDERS' EQUITY
MEC — accumulated other comprehensive income (ii), (iii)	154

Consolidated shareholders' equity	154

Consolidated liabilities and shareholders' equity	$(5,342)

58    MI Developments Inc.      2007

(i)
Deferred Financing Costs

As permitted by the new standards, the Company's policy for the treatment of financing costs related to the issuance of debt is to present debt instruments on the consolidated balance sheet net of the related financing costs, with the net balance accreting to the face value of the debt over its term. Prior to January 1, 2007, the Company included deferred financing costs on the consolidated balance sheet in "other assets".

(ii)
Other Comprehensive Income (Loss) and Accumulated Other Comprehensive Income

The new standards require the presentation of a new statement of comprehensive income (loss), which is comprised of net income, Investment Translation Gains or Losses and changes in unrealized gains or losses related to cash flow hedges, with any such changes required to be accumulated on the consolidated balance sheet in "accumulated other comprehensive income" as a separate component of shareholders' equity.

(iii)
Hedging Derivative Financial Instruments

The new standards require all hedging derivative financial instruments to be recognized on the consolidated balance sheet at fair value.

The types of hedging relationships that qualify for hedge accounting have been specified under the new standards but do not have an impact on the Company's policies or criteria for the use of financial instruments and hedge accounting (notes 1 and 18). The new standards did not impact the accounting for the Company's use of derivative financial instruments at January 1, 2007, except that prior to January 1, 2007, where hedge accounting was being employed, the fair value of the hedging instrument was not recognized on the consolidated balance sheet and unrecognized gains and losses on such instruments were not recognized in "other comprehensive income (loss)".

On January 1, 2007, MEC's interest rate swaps were measured and recognized as an asset with a fair value of $439 thousand with a related future tax liability of $176 thousand and minority interest liability of $109 thousand, resulting in a net amount of $154 thousand being recorded in opening "accumulated other comprehensive income". This amount was reclassified to the consolidated statement of income (loss) during the year ended December 31, 2007.

3.  BUSINESS ACQUISITIONS AND DISPOSALS

(a)   Acquisition of AmTote

  On August 22, 2003, MEC Maryland Investments Inc. ("MEC Maryland"), a wholly-owned subsidiary of MEC, acquired a 30% interest in AmTote for a total cash purchase price, including transaction costs, of $4.3 million. At the same time, MEC Maryland was also granted options to acquire the remaining 70% of AmTote.

  On July 26, 2006, MEC Maryland acquired the remaining 70% equity interest of AmTote for a total cash purchase price of $9.3 million, including transaction costs of $0.1 million, net of cash acquired of $5.5 million.

  AmTote is a provider of totalisator services to the North American pari-mutuel industry with service contracts with over 70 North American racetracks and other wagering entities.

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  The purchase price has been allocated to the assets and liabilities acquired as follows:

Non-cash working capital	$1,203
Fixed assets	12,691
Other assets	127
Long-term debt	(1,470)
Other long-term liabilities	(980)
Future tax liabilities	(2,224)

Net assets acquired and total purchase price, net of cash acquired	$9,347

(b)   Discontinued Operations

  (i)
  In connection with the MEC Debt Elimination Plan, MEC announced that it intends to sell Great Lakes Downs in Michigan, Thistledown in Ohio and its interest in Portland Meadows in Oregon. MEC also announced that it intends to explore the sale of Remington Park, a horseracing and gaming facility in Oklahoma City.

    In September 2007, MEC engaged a U.S. investment bank to assist in soliciting potential purchasers and managing the sale process for certain assets covered by the MEC Debt Elimination Plan. In October 2007, the U.S. investment bank began marketing Thistledown and Remington Park for sale and initiated an active program to locate potential buyers.

    In October 2007, the Great Lakes Downs property was listed for sale with a real estate broker. The race meet at that facility concluded on November 4, 2007 and the facility was then closed. In order to facilitate the sale of this property, MEC re-acquired Great Lakes Downs from Richmond Racing Co., LLC in December 2007 pursuant to a prior existing option right.

    In November 2007, MEC began marketing its interest in Portland Meadows for sale and an active program to locate a potential buyer was initiated.

  (ii)
  On November 1, 2006, a wholly-owned subsidiary of MEC completed the sale of the Fontana Golf Club located in Oberwaltersdorf, Austria to a subsidiary of Magna, a related party, for a sale value of 30.0 million euros ($38.3 million), which included cash consideration of 13.2 million euros ($16.9 million), net of transaction costs, and 16.8 million euros ($21.4 million) of debt assumed by Magna. Based on the exchange amount, MEC recognized a gain on disposition of $20.9 million.

  (iii)
  On August 25, 2006, a wholly-owned subsidiary of MEC completed the sale of the Magna Golf Club located in Aurora, Ontario to Magna, a related party, for cash consideration of Cdn. $51.8 million ($46.4 million), net of transaction costs. MEC recognized an impairment loss of $1.2 million at the date of disposition equal to the excess of MEC's carrying value of the assets disposed over their fair values and exchange amount at the date of disposition. Of the sale proceeds, Cdn. $32.6 million ($29.3 million) was used to pay all amounts owing under certain loan agreements with Bank Austria Creditanstalt AG related to the Magna Golf Club.

  (iv)
  On May 26, 2006, MEC completed the sale of a restaurant and related real estate in the United States and received cash consideration of $2.0 million, net of transaction costs, and recognized a gain on disposition of $1.5 million. MEC was required to use the net proceeds from this transaction to repay principal amounts outstanding under the MEC Credit Facility (note 9).

  (v)
  On August 16, 2005, MEC and Great Canadian Gaming Corporation ("GCGC") entered into a share purchase agreement under which GCGC acquired all of the outstanding shares of Ontario Racing Inc. ("ORI"), a wholly-owned subsidiary of MEC that owned and operated Flamboro Downs, a standardbred racetrack and site holder for slot machines operated by the Ontario Lottery and Gaming Corporation, located in Hamilton, Ontario, Canada. Regulatory approval for this sale transaction was obtained on October 17, 2005, and MEC completed the transaction on October 19, 2005. On closing, GCGC paid $23.6 million and Cdn. $50.7 million ($43.1 million) in cash and also assumed ORI's existing debt.

60    MI Developments Inc.      2007

    As required under GAAP, MEC's long-lived assets and racing licences are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The sale transaction described above established fair values of certain assets of Flamboro Downs and, accordingly, MEC performed impairment testing of these assets. Based on this analysis, MEC recognized a non-cash impairment loss on Flamboro Downs' racing licence of $15.0 million.

  (vi)
  On August 18, 2005, three subsidiaries of MEC entered into a share purchase agreement with Colonial Downs, L.P. ("Colonial LP") pursuant to which Colonial LP purchased all of the outstanding shares of Maryland-Virginia Racing Circuit, Inc. ("MVRC"). MVRC was an indirect subsidiary of MEC that managed the operations of Colonial Downs, a thoroughbred and standardbred horse racetrack located in New Kent, Virginia, pursuant to a management agreement with Colonial LP, the owner of Colonial Downs. Regulatory approval for the sale of MVRC was obtained on September 28, 2005, and MEC completed the transaction on September 30, 2005. On closing, MEC received cash consideration of $6.8 million, net of transaction costs, and a one-year interest-bearing note in the principal amount of $3.0 million, which was repaid during the year ended December 31, 2006. MEC recognized a gain on disposition of $9.8 million.

  MEC's results of operations related to discontinued operations for the years ended December 31, 2007, 2006 and 2005, and MEC's assets and liabilities related to discontinued operations as at December 31, 2007 and 2006, are shown in the following tables:

	2007	2006	2005
Revenues	$122,200	$142,534	$120,475
Costs and expenses	121,320	136,860	116,387

	880	5,674	4,088
Depreciation and amortization	3,976	7,069	6,574
Interest expense, net	2,794	4,984	4,085
Impairment loss recorded on disposition	—	1,202	14,961

Loss before undernoted	(5,890)	(7,581)	(21,532)
Gain on disposition	—	22,387	9,837

Income (loss) before income taxes and minority interest	(5,890)	14,806	(11,695)
Income tax expense	—	1,653	492
Minority interest	(2,560)	5,467	(5,055)

MEC's income (loss) from discontinued operations	(3,330)	7,686	(7,132)

Eliminations (note 20)	3,229	3,121	(1,029)

Consolidated income (loss) from discontinued operations	$(101)	$10,807	$(8,161)

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	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$9,078	$10,636
Restricted cash	7,069	5,133
Accounts receivable	3,424	3,939
Prepaid expenses and other	1,668	558

	21,239	20,266

Real estate properties, net	39,094	38,048
Fixed assets, net	11,531	12,408
Other assets	106	1,395

	50,731	51,851

MEC's assets related to discontinued operations	71,970	72,117

Eliminations (note 20)	(72)	(1,418)

Consolidated assets related to discontinued operations	$71,898	$70,699

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$14,852	$13,514
Long-term debt due within one year	23	30
Loan payable to MID	397	285
Deferred revenue	1,257	1,887

	16,529	15,716

Long-term debt	115	138
Loan payable to MID, net	26,143	31,427
Other long-tem liabilities	760	708

	27,018	32,273

MEC's liabilities related to discontinued operations	43,547	47,989

Eliminations (note 20)	(26,540)	(31,712)

Consolidated liabilities related to discontinued operations	$17,007	$16,277

(c)   Divestiture of The Meadows

  On November 14, 2006, MEC completed the sale of all of the outstanding shares of Washington Trotting Association, Inc., Mountain Laurel Racing, Inc. and MEC Pennsylvania Racing, Inc., each an MEC wholly-owned subsidiary through which MEC owned and operated The Meadows, MEC's standardbred racetrack in Pennsylvania, to PA Meadows, LLC, a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millennium Gaming, Inc., and a fund managed by Oaktree Capital Management, LLC (together, "Millennium-Oaktree"). On closing, MEC received cash consideration of $171.8 million, net of transaction costs of $3.2 million, and a $25.0 million holdback note payable to MEC over a five-year period, subject to offset for certain indemnification obligations (the "Meadows Holdback Note"). Under the terms of the Meadows Holdback Note, MEC agreed to release the security requirement for the holdback amount, defer subordinate payments under the Meadows Holdback Note, defer receipt of holdback payments until the opening of the permanent casino at The Meadows and defer receipt of holdback payments to the extent of available cash flows (as defined in the terms of the Meadows Holdback Note), in exchange for Millennium-Oaktree providing an additional $25.0 million of equity support for PA Meadows, LLC. The parties also entered into a racing services agreement whereby MEC pays $50 thousand per annum and continues to operate, for its own account, the racing operations at The Meadows until at least July 2011. On December 12, 2007, Cannery Casino Resorts, LLC, the parent company of Millennium-Oaktree, announced it had entered into an agreement to sell Millennium-Oaktree to Crown Limited. If the deal is consummated, either party to the racing services agreement will have the option to terminate the arrangement.

62    MI Developments Inc.      2007

  MEC recognized a $115.2 million gain on this sale transaction in the fourth quarter of 2006. Based on the indemnification obligations and other terms pertaining to the Meadows Holdback Note, the Meadows Holdback Note will be recognized in the consolidated financial statements upon the settlement of the indemnification obligations and as payments are received.

  MEC was required to use the proceeds from the sale of The Meadows to fully repay the bridge loan between the MID Lender and MEC (the "2005 MEC Bridge Loan" — note 20), to permanently pay down $39.0 million of the principal amount outstanding under the MEC Credit Facility), to repay $2.0 million of the BE&K Loan (as defined in note 20) and to place $15.0 million into escrow with the MID Lender (note 20).

(d)   Assets Held for Sale

  (i)
  In November and December 2007, MEC entered into sale agreements for three parcels of excess real estate comprising approximately 825 acres in Porter, New York, subject to the completion of due diligence by the purchasers and customary closing conditions. These sale transactions were completed on December 28, 2007, January 7, 2008 and January 10, 2008, for total cash consideration of $1.8 million, net of transaction costs. At December 31, 2007, the two parcels of real estate for which the sale had not been completed are included in MEC's "assets held for sale" on the Company's consolidated balance sheets. The net proceeds received on closing were used to repay a portion of the MEC Bridge Loan (note 20) subsequent to year-end.

  (ii)
  On December 21, 2007, MEC entered into an agreement to sell 225 acres of excess real estate located in Ebreichsdorf, Austria to a subsidiary of Magna, a related party, for a purchase price of 20.0 million euros ($29.4 million), subject to customary closing adjustments. The closing of the transaction is expected to occur by the end of the first quarter of 2008 following the satisfaction of customary closing conditions, including the receipt of all necessary regulatory approvals. MEC is required to use 7.5 million euros of the net proceeds to be received on closing to repay a portion of a 15.0 million euro term loan facility (note 10) and to use the remaining portion of the net proceeds to repay a portion of the MEC Bridge Loan (note 20).

  (iii)
  On August 9, 2007, MEC announced its intention to sell real estate properties located in Dixon, California and Ocala, Florida. MEC has initiated an active program to locate potential buyers for these properties and has listed the properties for sale.

    Under the terms of the MEC Bridge Loan, MEC is required to use the net proceeds from the sale of these properties to pay down principal amounts outstanding under the MEC Bridge Loan and the amount of such net proceeds will permanently reduce the committed amount of the MEC Bridge Loan.

  (iv)
  The MEC Debt Elimination Plan also contemplates the sale of real estate properties located in Aventura and Hallandale, Florida, both adjacent to Gulfstream Park, and Anne Arundel County, Maryland, adjacent to Laurel Park. MEC has also announced that it intends to explore selling its membership interests in the mixed-use developments at Gulfstream Park racetrack in Florida and Santa Anita Park racetrack in California that it is pursuing under joint venture arrangements with Forest City Enterprises, Inc. ("Forest City") and Caruso Affiliated ("Caruso"), respectively (note 21). MEC has also announced that it intends to explore other strategic transactions involving other racing, gaming and technology operations. These potential transactions may include: partnerships or joint ventures in respect of the existing gaming facility at Gulfstream Park; partnerships or joint ventures in respect of potential alternative gaming operations at other MEC racetracks that currently do not have gaming operations; and transactions involving MEC's technology operations, which may include one or more of the assets that comprise MEC's PariMax business.

    At December 31, 2007, all of the criteria required to classify an asset as held for sale, or operations as discontinued operations (note 3(b)), in accordance with GAAP were not met in relation to the assets and operations described in the preceding paragraph and, accordingly, these assets and operations continue to be classified as held and in use.

MI Developments Inc.      2007    63

  MEC's assets classified as held for sale and corresponding liabilities, related to the transactions described in sections (i), (ii) and (iii) above, at December 31, 2007 and 2006, are shown in the table below.

	2007	2006
ASSETS
Current assets:
Real estate properties, net
Porter, New York	$1,493	$—

Real estate properties, net
Dixon, California	19,139	18,711
Ocala, Florida	8,407	8,427
Ebreichsdorf, Austria	6,619	5,935
Porter, New York	—	2,990

	34,165	36,063

	$35,658	$36,063

LIABILITIES
Current liabilities:
Future tax liabilities	$171	$—

Future tax liabilities	876	1,047

	$1,047	$1,047

4.  WRITE-DOWN OF MEC'S LONG-LIVED ASSETS

MEC's long-lived assets, which consist of fixed assets and real estate properties, are tested for recoverability whenever events or changes in circumstances indicate that the carrying value may not be recoverable in accordance with the accounting policy "Impairment of Long-lived Assets", as set out in note 1 to the consolidated financial statements.

Write-downs and impairment losses relating to long-lived assets have been recognized as follows:

	2007(i)	2006(ii)	2005
Porter, New York	$1,308	$—	$—
Magna Racino™	—	76,166	—
Development property	—	1,279	—

	$1,308	$77,445	$—

(i)
In connection with entering into sale agreements for three parcels of real estate in Porter, New York (note 3(d)(i)), MEC recognized a non-cash impairment loss of $1.3 million, which represents the excess of the carrying value over the fair value of this real estate, less selling costs.

(ii)
Magna Racino™'s long-lived assets were tested for impairment upon completion of its 2007 business plan. An expected present value approach of estimated future cash flows, including a probability-weighted approach in considering the likelihood of possible outcomes, and external valuation reports were used to determine the fair value of the long-lived assets. Based on this analysis, a non-cash impairment charge of $76.2 million was required of the long-lived assets in the three months and year ended December 31, 2006.

On February 7, 2007, MID acquired all of MEC's interests and rights in a 34 acre parcel of residential development land in Aurora, Ontario for cash consideration of Cdn. $12.0 million ($10.1 million) (note 20). MEC recognized a non-cash impairment loss of $1.3 million related to this parcel of residential development land in the year ended December 31, 2006.

64    MI Developments Inc.      2007

5.  INCOME TAXES

(a)
The provision for (recovery of) income taxes differs from the expense that would be obtained by applying Canadian statutory rates as a result of the following:

		(restated — note 3)
	2007	2006	2005
Real Estate Business
Expected income taxes at Canadian statutory rate	$45,634	$42,002	$34,594
Foreign rate differentials	(25,158)	(24,730)	(18,220)
Changes in enacted tax rates and legislation	(5,378)	(2,093)	(616)
Non-taxable foreign currency translation gains on translation of the net investment in foreign operations	(2,788)	(694)	—
Non-deductible expenses	1,906	2,572	2,319
Other	1,814	717	1,262

	16,030	17,774	19,339

MEC
Expected income taxes at Canadian statutory rate	(24,312)	(31,024)	(34,751)
Foreign rate differentials	2,045	12,999	1,196
Tax losses not benefited	13,630	8,264	26,797
Non-deductible loss (non-taxable gain) on issue of shares by subsidiary	1,251	(70)	(4)
Non-deductible expenses	667	1,724	3,292
Other	2,336	804	2,467

	(4,383)	(7,303)	(1,003)

Eliminations (note 20)	1,331	—	—

Consolidated	$12,978	$10,471	$18,336

(b)
The details of income (loss) from continuing operations before income taxes and minority interest, by jurisdiction, are as follows:

		(restated — note 3)
	2007	2006	2005
Real Estate Business
Canadian	$15,301	$10,674	$17,296
Foreign	111,040	105,610	78,478

	126,341	116,284	95,774

MEC
Canadian	(3,463)	(439)	297
Foreign	(63,848)	(85,453)	(96,509)

	(67,311)	(85,892)	(96,212)

Eliminations (note 20)	(53,938)	(3,626)	(6,002)

Consolidated	$5,092	$26,766	$(6,440)

MI Developments Inc.      2007    65

(c)
The details of the income tax expense (recovery) are as follows:
		(restated — note 3)
	2007	2006	2005
Real Estate Business
Current provision:
Canadian federal taxes	$2,601	$2,496	$5,280
Canadian provincial taxes	1,646	1,890	2,591
Foreign taxes	12,647	10,949	4,538

	16,894	15,335	12,409

Future provision (recovery):
Canadian federal taxes	(2,627)	(1,571)	539
Canadian provincial taxes	465	384	342
Foreign taxes	1,298	3,626	6,049

	(864)	2,439	6,930

	16,030	17,774	19,339

MEC
Current provision (recovery):
Canadian federal taxes	(388)	419	134
Canadian provincial taxes	—	(68)	85
Foreign taxes	3,501	4,772	1,051

	3,113	5,123	1,270

Future recovery:
Canadian federal taxes	(15)	—	—
Canadian provincial taxes	(10)	—	—
Foreign taxes	(7,471)	(12,426)	(2,273)

	(7,496)	(12,426)	(2,273)

	(4,383)	(7,303)	(1,003)

Eliminations (note 20)	1,331	—	—

Consolidated	$12,978	$10,471	$18,336

(d)
A future income tax provision (recovery) has been recognized on temporary differences, which consist of the following:

		(restated — note 3)
	2007	2006	2005
Real Estate Business
Reductions in tax value of assets below book value	$866	$2,421	$4,572
Changes in enacted tax rates and legislation	(5,378)	(2,093)	(616)
Tax losses utilized	3,291	2,343	1,716
Accounting losses benefited	(1,090)	(220)	—
Other	1,447	(12)	1,258

	(864)	2,439	6,930

MEC
Tax losses benefited	(19,824)	(728)	(23,870)
Changes in valuation allowance	11,340	7,915	23,941
Write-down of long-lived assets	—	(14,602)	—
Disposal of real estate property	(1,331)	(3,502)	(539)
Other	2,319	(1,509)	(1,805)

	(7,496)	(12,426)	(2,273)

Eliminations (note 20)	1,331	—	—

Consolidated	$(7,029)	$(9,987)	$4,657

66    MI Developments Inc.      2007

(e)
Future tax assets and liabilities consist of the following temporary differences:

		(restated — note 3)
	2007	2006
Assets:
Real Estate Business:
Tax benefit of loss carryforwards	$1,744	$3,647
Tax value of assets in excess of book value	3,753	3,630

	5,497	7,277

MEC
Real estate properties' tax value in excess of book value	10,390	7,395
Tax benefit of loss carryforwards:
Pre-acquisition	1,575	3,525
Post-acquisition	120,449	98,124
Other	12,345	5,310

	144,759	114,354
Valuation allowance:
Pre-acquisition	(1,575)	(3,349)
Post-acquisition	(90,016)	(68,617)

	53,168	42,388

Consolidated	$58,665	$49,665

Liabilities:
Real Estate Business
Book value of assets in excess of tax value	$44,866	$43,162
Other	3,391	2,928

	48,257	46,090

MEC
Book value in excess of tax value:
Real estate properties	54,883	54,637
Other assets	32,504	25,529
Foreign branch tax deferral and other	7,457	11,815

	94,844	91,981

Eliminations (note 20)	1,331	—

Consolidated	$144,432	$138,071

  A valuation allowance was provided on future tax assets relating to tax basis of real properties in excess of book basis and future tax assets for net operating loss, tax credit and other carryforwards.

(f)
Net cash payments of income taxes amounted to $10.0 million for the year ended December 31, 2007 (2006 — $21.1 million; 2005 — $12.9 million).

MI Developments Inc.      2007    67

(g)
At December 31, 2007, the Company had income tax loss carryforwards totalling approximately $360.8 million that expire as follows:

Year of expiry	Real Estate Business	MEC
2008 to 2010	$400	$300
2012 to 2018	—	4,600
2020 to 2027	2,500	230,000
No expiry	37,100	85,900

	$40,000	$320,800

(h)
Costs associated with capital transactions of subsidiaries have been charged directly to retained earnings net of a current income tax recovery of $158 thousand and $30 thousand in the years ended December 31, 2006 and 2005, respectively.

6.  EARNINGS (LOSS) PER SHARE

Diluted earnings (loss) per share for the years ended December 31, 2007, 2006 and 2005 are computed as follows:

	2007	2006	2005
Income from continuing operations	$39,610	$49,063	$14,720
Income (loss) from discontinued operations	(101)	10,807	(8,161)

Net income	$39,509	$59,870	$6,559

Weighted average number of Class A Subordinate Voting and Class B Shares outstanding (thousands)	48,073	48,301	48,260
Stock options (thousands)	10	54	59

	48,083	48,355	48,319

Diluted earnings (loss) per Class A
Subordinate Voting or Class B Share
— continuing operations	$0.82	$1.02	$0.31
— discontinued operations	—	0.22	(0.17)

	$0.82	$1.24	$0.14

The computation of diluted earnings (loss) per share in fiscal 2007 excludes the effect of the potential exercise of 361,544 (2006 — 155,000; 2005 — nil) options to acquire Class A Subordinate Voting Shares of the Company because the effect would be anti-dilutive.

68    MI Developments Inc.      2007

7.  REAL ESTATE PROPERTIES

(a)
Real estate properties consist of:

		(restated — note 3)
	2007	2006
Real Estate Business
Revenue-producing properties
Land	$226,269	$206,990
Buildings, parking lots and roadways — cost	1,444,241	1,298,073
Buildings, parking lots and roadways — accumulated depreciation	(345,825)	(274,931)

	1,324,685	1,230,132

Development properties
Land and improvements	226,248	115,910
Properties under development	9,541	648

	235,789	116,558

Properties held for sale	1,447	1,931

	1,561,921	1,348,621

MEC
Revenue-producing racetrack properties
Land and improvements	178,843	197,838
Buildings — cost	640,451	592,351
Buildings — accumulated depreciation	(193,046)	(165,891)
Construction in progress	43,140	25,202

	669,388	649,500

Under-utilized racetrack real estate	87,128	91,016

Development properties	—	20,705

Revenue-producing non-racetrack properties
Land and improvements	6,498	6,521
Buildings — cost	2,122	3,410
Buildings — accumulated depreciation	(93)	(72)

	8,527	9,859

	765,043	771,080

Eliminations (note 20)	(55,387)	(4,941)

Consolidated	$2,271,577	$2,114,760

(b)
Included in the Real Estate Business' revenue-producing properties in note 7(a) at December 31, 2006 was a property which has been reclassified into development properties during the year ended December 31, 2007. The net book value of the property at December 31, 2007 is $7.2 million (December 31, 2006 — $5.2 million). During the year ended December 31, 2007, the Real Estate Business and Magna entered into discussions to terminate the lease on this property, retroactive to May 31, 2007, as the Real Estate Business is seeking to redevelop the property for residential purposes. The Real Estate Business anticipates paying Magna approximately $2.0 million to terminate the lease and the anticipated termination payment has been included in the Real Estate Business' "real estate properties, net" and "accounts payable and accrued liabilities" at December 31, 2007 on the Company's consolidated balance sheet.

MI Developments Inc.      2007    69

(c)
Included in the Real Estate Business' properties under development in note 7(a) at December 31, 2007 are $8.2 million of costs paid to Magna as reimbursement for expenditures incurred by Magna in relation to expansions on two of the Real Estate Business' revenue-producing properties.

(d)
The Company plans to sell the properties classified as held for sale in note 7(a) by December 31, 2008. However, no assurance can be provided that such plans will be successfully implemented in the intended time frame, if at all.

(e)
Included in MEC's revenue-producing racetrack properties are land and improvements and buildings under capital leases with a cost of $45.6 million (December 31, 2006 — $45.6 million) and accumulated depreciation of $11.1 million (December 31, 2006 — $8.9 million).

8.  FIXED ASSETS

Fixed assets consist of:

		(restated — note 3)
	2007	2006
Real Estate Business
Furniture and fixtures — cost	$1,961	$1,752
Furniture and fixtures — accumulated depreciation	(1,516)	(1,198)

	445	554

MEC
Racetrack fixed assets:
Cost
Machinery and equipment	108,798	81,664
Furniture and fixtures	79,870	73,138

	188,668	154,802
Accumulated depreciation
Machinery and equipment	(48,781)	(32,976)
Furniture and fixtures	(49,488)	(41,446)

	90,399	80,380

Other fixed assets:
Cost
Furniture, fixtures and equipment — cost	640	584
Furniture, fixtures and equipment — accumulated depreciation	(524)	(520)

	116	64

	90,515	80,444

Consolidated	$90,960	$80,998

9.  BANK INDEBTEDNESS

Real Estate Business

The Real Estate Business has an unsecured senior revolving credit facility in the amount of $50.0 million that is available by way of U.S. or Canadian dollar loans or letters of credit. The credit facility expires on December 21, 2008, unless extended with the consent of both parties. Interest on drawn amounts is calculated based on an applicable margin determined by the Real Estate Business' ratio of funded debt to earnings before interest, income tax expense, depreciation and amortization ("EBITDA"). Currently, the Company is subject to the lowest applicable margin available, with drawn amounts incurring interest at the

70    MI Developments Inc.      2007

London Interbank Offered Rate ("LIBOR") or bankers' acceptance rates, in each case plus 1.0%, or the U.S. base or Canadian prime rate. The credit facility contains negative and affirmative financial and operating covenants. At December 31, 2007, the Company was in compliance with all of these covenants. At December 31, 2007 and 2006, the Company had no borrowings under the facility, but had issued letters of credit totalling $0.3 million.

MEC

MEC's bank indebtedness consists of the following short-term bank loans:

	2007	2006
MEC Credit Facility (a)	$34,891	$—
SAC Credit Facility (b)	3,499	6,515
AmTote Credit Facility (c)	824	—

	$39,214	$6,515

(a)
The $40.0 million MEC Credit Facility is available by way of U.S. dollar loans and letters of credit, with borrowings bearing interest at the U.S. base rate plus 5.0% or LIBOR plus 6.0%. Loans under the MEC Credit Facility are collateralized by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of MEC.

During 2007, MEC extended the maturity date of the MEC Credit Facility from March 30, 2007 to January 31, 2008 and modified a financial performance maintenance covenant relating to EBITDA. The maturity date was further extended to March 31, 2008 subsequent to year-end.

At December 31, 2007, MEC had borrowed $34.9 million (December 31, 2006 — nil) under the MEC Credit Facility and had issued letters of credit totalling $4.3 million (December 31, 2006 — $24.7 million), such that $0.8 million (December 31, 2006 — $15.3 million) was unused and available. The weighted average interest rate on the borrowings outstanding under the MEC Credit Facility at December 31, 2007 was 11.0%.

(b)
MEC's wholly-owned subsidiary, The Santa Anita Companies, Inc. ("SAC"), which owns and operates Santa Anita Park, had a $10.0 million revolving loan arrangement under its existing credit facility (the "SAC Credit Facility"), which was scheduled to mature on October 8, 2007, but was amended and extended on October 2, 2007 to mature on October 31, 2012 (in conjunction with amendments to SAC's term loan facility with the same financial institution — note 10). The amendments included reducing the amount available under the SAC Credit Facility from $10.0 million to $7.5 million, requiring the aggregate outstanding principal under the SAC Credit Facility to be fully repaid for a period of 60 consecutive days during each year and modifying certain financial covenants.

The SAC Credit Facility is guaranteed by MEC's wholly-owned subsidiary, The Los Angeles Turf Club, Incorporated ("LATC"), and is collateralized by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC and SAC, and a pledge of all of the outstanding capital stock of LATC and SAC. At December 31, 2007, MEC had borrowed $3.5 million (December 31, 2006 — $6.5 million) under the SAC Credit Facility such that $4.0 million (December 31, 2006 — $3.5 million) was unused and available. Borrowings under the SAC Credit Facility bear interest at the U.S. prime rate. The weighted average interest rate on the borrowings outstanding under the SAC Credit Facility at December 31, 2007 was 7.3% (December 31, 2006 — 8.3%).

(c)
On May 11, 2007, MEC's wholly-owned subsidiary, AmTote (note 3), completed a refinancing of its existing credit facilities with a new lender (the "AmTote Lender"). The refinancing included (i) a $3.0 million revolving credit facility to finance working capital requirements (the "AmTote Credit Facility"), (ii) a $4.2 million term loan for the repayment of AmTote's debt outstanding under its existing term loan facilities (note 10), and (iii) a term loan of up to $10.0 million to finance up to 80% of eligible capital costs related to tote service contracts (the "AmTote Equipment Term Loan" — note 10). The AmTote Credit Facility matures on May 1, 2008 and borrowings under the facility are available by way of U.S. dollar loans and letters of credit, each bearing interest at LIBOR plus 2.8%. The AmTote Credit Facility and the two term loan facilities are collateralized by a first charge on AmTote's assets and a pledge of the stock of AmTote.

MI Developments Inc.      2007    71

At December 31, 2007, AmTote had borrowed $0.8 million under the AmTote Credit Facility such that $2.2 million was unused and available. The weighted average interest rate on the borrowings under the AmTote Credit Facility at December 31, 2007 was 7.7%.

At December 31, 2007, MEC is in compliance with all of the above noted loan agreements and related covenants.

10.   DEBT AND COMMITMENTS

(a)
Long-term debt consists of:

		(restated — note 3)
	2007	2006
Real Estate Business
Mortgage bearing interest at 8.0% per annum with a maturity date of January 2009. The mortgage is repayable in equal blended monthly payments of Cdn. $49 thousand and is collateralized by the underlying property.	$4,188	$3,739
Mortgage bearing interest at 8.1% per annum with a maturity date of January 2011. The mortgage is repayable in equal blended monthly payments of Cdn. $35 thousand and is collateralized by the underlying property.	2,946	2,630

	7,134	6,369

MEC
Term loan facility, bearing interest at LIBOR plus 2.0% per annum (set at 7.2% at December 31, 2007; set at 6.7% at December 31, 2006). The term loan had a maturity date of October 8, 2007, but was amended and extended in conjunction with the bank revolving loan agreement (note 9). The amendments included increasing the amount available under the term loan facility from $60.0 million to $67.5 million, reducing monthly principal repayments to $375 thousand until maturity, extending the maturity date to October 31, 2012 and modifying certain financial covenants. The term loan is guaranteed by LATC, MEC's wholly-owned subsidiary, and is collateralized by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC and SAC, MEC's wholly-owned subsidiary, and a pledge of all of the outstanding capital stock of LATC and SAC. The term loan contains cross-default provisions with the MEC Credit Facility (note 9). At December 31, 2007, the term loan is fully drawn.	66,375	64,167
Term loan facility of 15.0 million euros, amended on December 16, 2007, bearing interest at the three-month European Interbank Offered Rate plus 2.0% per annum (set at 6.8% at December 31, 2007; set at 5.5% at December 31, 2006) and collateralized by a first and second mortgage on land in Austria owned by a European subsidiary of MEC. At December 31, 2007, the term loan is fully drawn and is repayable in two instalments of 7.5 million euros, due on each of February 29, 2008 and December 31, 2008. See note 23 for details of certain amendments that were made subsequent to year-end.	22,073	19,794
Capital leases (imputed interest rate of 8.5%) maturing April 1, 2027, collateralized by buildings and improvements at Lone Star Park at Grand Prairie.	15,380	15,519

72    MI Developments Inc.      2007

Term loan facility, bearing interest at either the U.S. prime rate or LIBOR plus 2.6% per annum (set at 7.3% at December 31, 2007; set at 8.0% at December 31, 2006), with a maturity date of December 1, 2013. On December 1, 2008, the interest rate will be reset to the market rate for a U.S. Treasury security of an equivalent term plus 2.6%. The term loan is repayable in quarterly principal and interest payments. The loan is collateralized by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of The Maryland Jockey Club ("MJC").	$6,343	$6,874

Bank term loan of up to 4.5 million euros at December 31, 2006, bearing interest at the Euro Overnight Index Average ("EURONIA") rate plus 1.1% per annum (set at 4.8% at December 31, 2006). The bank term loan was due to mature on July 31, 2007, but was amended and extended such that the amount then available under the bank term loan was increased up to 4.0 million euros, bearing interest at EURONIA plus 3.0% per annum (set at 6.6% at December 31, 2007), and the term was extended to July 31, 2008. A European subsidiary of MEC has provided two first mortgages on real estate properties as collateral for this facility. See note 23 for details of certain amendments that were made subsequent to year-end.	3,580	5,938

Term loan facilities at December 31, 2006 of $1.75 million and $1.25 million, bearing interest at the U.S. prime rate plus 1.25% per annum (set at 9.5% at December 31, 2006), with monthly principal repayments of $29 thousand and $21 thousand, respectively, and a revolving term loan facility at December 31, 2006 of $3.0 million, bearing interest at the U.S. prime rate plus 1.0% per annum (set at 9.3% at December 31, 2006) with interest payable monthly. These term loan facilities were due April 30, 2007, but were refinanced with the AmTote Lender through a $4.2 million term loan facility which matures on May 11, 2011 and bears interest at LIBOR plus 3.0% (set at 8.0% at December 31, 2007). The term loan facility, together with other loan facilities with the AmTote Lender (note 9), is collateralized by a first charge on AmTote's assets and a pledge of the stock of AmTote.	3,301	4,405
Term loan facility, bearing interest at 7.7% per annum, with a maturity date of June 7, 2017. On June 7, 2012, the interest rate will be reset to the market rate for a U.S. Treasury security of an equivalent term plus 2.6%. The term loan is repayable in quarterly principal and interest payments. The term loan is callable on December 31, 2011. The loan is collateralized by a deed of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of MJC.	3,053	4,030
AmTote Equipment Term Loan of up to $10.0 million, bearing interest at LIBOR plus 3.0% per annum (set at 8.2% at December 31, 2007), with monthly principal and interest payments. The term loan facility matures May 11, 2012 and, together with other loan facilities with the AmTote Lender (note 9), is collateralized by a first charge on AmTote's assets and a pledge of stock of AmTote.	1,974	—
Other loans of various subsidiaries from various banks and city governments, including equipment loans and a term loan, with interest rates ranging from 4.9% to 7.0%.	328	808

MI Developments Inc.      2007    73

Term loan facility of 15.0 million euros, which bore interest at 4.0% per annum and was fully repaid on February 9, 2007.	$—	$19,794
Obligation to pay $18.3 million on exercise of either the put or call option to acquire the remaining interests in MJC, which bore interest at the six-month LIBOR. MEC exercised the call option on September 24, 2007 and the obligation was repaid in full on October 5, 2007 (note 20).	—	18,312
Construction loan facility of up to $16.6 million with BE&K, Inc. ("BE&K"), the parent company of Suitt Construction Co. Inc., the general contractor for the reconstruction of the racetrack facilities at Gulfstream Park (the "BE&K Loan"). The BE&K Loan bore interest at the U.S. prime rate plus 0.4% per annum and was fully repaid on May 17, 2007.	—	10,640
Term loan facility, which bore interest at either the U.S. prime rate or LIBOR plus 2.6% per annum and was fully repaid on February 16, 2007.	—	9,187

	122,407	179,468

Consolidated total debt	129,541	185,837
Less: current portion	(33,215)	(86,125)

Consolidated long-term debt	$96,326	$99,712

  At December 31, 2007, the Company is in compliance with all of these long-term debt agreements and related financial covenants.

  The overall weighted average interest rate on these long-term debt agreements at December 31, 2007 was 7.4% (December 31, 2006 — 6.5%).

(b)
Future principal repayments on long-term debt included in note 10(a) at December 31, 2007 are as follows:

	Real Estate Business	MEC	Total
2008	$488	$32,727	$33,215
2009	4,119	7,026	11,145
2010	235	7,079	7,314
2011	2,292	8,348	10,640
2012	—	49,910	49,910
Thereafter	—	17,317	17,317

	$7,134	$122,407	$129,541

74    MI Developments Inc.      2007

(c)
Included within the schedule of future principal repayments of long-term debt in note 10(b) are obligations incurred by MEC under capital leases. Future minimum annual lease payments under the capital leases in effect at December 31, 2007 are as follows:

2008	$1,452
2009	1,452
2010	1,452
2011	1,452
2012	1,597
Thereafter	25,463

Total lease payments	32,868
Less: capital lease minimum payments representing interest	(17,488)

Present value of lease payments	$15,380

(d)
The Company's net interest expense, including interest expense on bank indebtedness (note 9), the senior unsecured debentures and note obligations (note 11) and MEC's interest expense on the MEC Bridge Loan, 2005 MEC Bridge Loan and the MEC Project Financing Facilities (note 20), is comprised as follows:

		(restated — note 3)
	2007	2006	2005
Real Estate Business
Gross interest cost	$15,890	$14,989	$14,060
Less: interest capitalized	(458)	(582)	(1,155)

Interest expense	15,432	14,407	12,905
Interest income	(7,367)	(4,000)	(6,441)

Interest expense, net	8,065	10,407	6,464

MEC
Gross interest cost	55,425	64,735	41,419
Less: interest capitalized	(371)	(2,633)	(5,838)

Interest expense	55,054	62,102	35,581
Interest income	(1,773)	(2,075)	(713)

Interest expense, net	53,281	60,027	34,868

Eliminations (note 20)	(20,990)	(27,700)	(3,790)

Consolidated	$40,356	$42,734	$37,542

  Interest capitalized relates to real estate properties under development.

MI Developments Inc.      2007    75

  Gross interest cost consists of the following:

		(restated — note 3)
	2007	2006	2005
Real Estate Business
Interest on indebtedness initially incurred for a term of more than one year	$15,867	$14,989	$14,060
Other interest	23	—	—

	15,890	14,989	14,060

MEC
Interest on indebtedness initially incurred for a term of more than one year	50,982	62,357	38,910
Other interest	4,443	2,378	2,509

	55,425	64,735	41,419

Eliminations (note 20)	(21,087)	(28,831)	(7,711)

Consolidated	$50,228	$50,893	$47,768

  Interest paid in cash for the year ended December 31, 2007 was $49.2 million (2006 — $44.2 million; 2005 — $41.9 million).

11.   DEBENTURES AND NOTE OBLIGATIONS

(a)   Real Estate Business — Senior Unsecured Debentures

  On December 22, 2004, MID issued Cdn. $265.0 million of 6.05% senior unsecured debentures (the "Debentures") due December 22, 2016, at a price of Cdn. $995.70 per Cdn. $1,000.00 of principal amount. The Debentures rank equally with all of MID's existing and future senior unsecured indebtedness.

  The Debentures are redeemable, in whole or in part, at MID's option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a Debenture, a price equal to the price which, if the Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 42.5 basis points above the yield that a non-callable Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of December 22, 2016. At December 31, 2007, all the Debentures remained outstanding.

  Interest on the Debentures is payable in Canadian dollars on a semi-annual basis. Commencing January 1, 2007 (note 2), the unamortized portion of the $3.1 million of expenses incurred in connection with the issuance of the Debentures is presented as a reduction of the carrying amount on the Company's consolidated balance sheet (prior to January 1, 2007, such unamortized costs were included in the Real Estate Business' "other assets" on the Company's consolidated balance sheets). These costs, together with the discount in the issue price of the Debentures of Cdn. $1.1 million, are being accreted into the carrying value of the Debentures over the term to maturity with a corresponding charge to interest expense.

76    MI Developments Inc.      2007

(b)   MEC — Convertible Subordinated Notes

  MEC's convertible subordinated notes are presented in the consolidated balance sheets as follows:

	2007	2006
Note obligations	$216,050	$215,830
Minority interest	14,615	14,615

  In June 2003, MEC issued $150.0 million of 8.55% convertible subordinated notes due June 15, 2010 at par. The unsecured notes are convertible at any time at the option of the holder into shares of MEC Class A Stock at a conversion price of $7.05 per share, subject to adjustment under certain circumstances. Since June 2, 2006, the notes have been redeemable, in whole or in part, at MEC's option, at the principal amount plus accrued and unpaid interest, provided that, in connection with any redemption occurring before June 2, 2008, the closing price of MEC Class A Stock must have exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to mailing of the notice of redemption. At December 31, 2007, all of the notes remained outstanding.

  In December 2002, MEC issued $75.0 million of 7.25% convertible subordinated notes due December 15, 2009 at par. The unsecured notes are convertible at any time at the option of the holder into shares of MEC Class A Stock at a conversion price of $8.50 per share, subject to adjustment under certain circumstances. Since December 21, 2005 (subject to certain restrictions relating to the closing price of MEC Class A Stock until December 15, 2007), the notes have been redeemable, in whole or in part, at MEC's option. At December 31, 2007, all of the notes remained outstanding.

  Interest on the notes is payable in U.S. dollars on a semi-annual basis. The value assigned to the holders' conversion option of these subordinated notes at the time the notes were issued is included in MEC's equity. Accordingly, such amount is classified in "minority interest" in the Company's consolidated balance sheets as at December 31, 2007 and 2006.

  Commencing January 1, 2007 (note 2), the unamortized portion of the $7.8 million of aggregate expenses incurred in connection with the issuance of MEC's convertible subordinated notes is presented as a reduction of the carrying amount on the Company's consolidated balance sheet (prior to January 1, 2007, such unamortized costs were included in MEC's "other assets" on the Company's consolidated balance sheets). These costs are being accreted into the carrying value of the convertible subordinated notes over the term to maturity with a corresponding charge to interest expense.

12.   SHARE CAPITAL

The Company's two classes of outstanding share capital are Class A Subordinate Voting Shares and Class B Shares. On matters presented for shareholder vote, holders of Class A Subordinate Voting Shares are entitled to one vote per share while holders of Class B Shares are entitled to 500 votes per share. The Company's articles provide that holders of Class B Shares are entitled to convert such shares into Class A Subordinate Voting Shares on a one-to-one basis.

The Company's authorized share capital consists of an unlimited number of Class A Subordinate Voting Shares, 706,170 Class B Shares and an unlimited number of Preference Shares issuable in series, all with no par value.

MI Developments Inc.      2007    77

Changes in Class A Subordinate Voting Shares and Class B Shares for the years ended December 31, 2007 and 2006 are shown in the following table:

	Class A Subordinate Voting Shares		Class B Shares
					Total
				Stated Value
	Number	Stated Value	Number		Number	Stated Value
Shares issued and outstanding, December 31, 2005	47,742,083	$1,558,016	548,238	$17,893	48,290,321	$1,575,909
Issued on exercise of stock options	40,000	1,433	—	—	40,000	1,433
Shareholder conversion of Class B Shares to Class A Subordinate Voting Shares	825	27	(825)	(27)	—	—

Shares issued and outstanding, December 31, 2006	47,782,908	1,559,476	547,413	17,866	48,330,321	1,577,342
Issued on exercise of stock options	38,456	1,303	—	—	38,456	1,303
Shares purchased for cancellation	(1,660,800)	(54,205)	—	—	(1,660,800)	(54,205)

Shares issued and outstanding, December 31, 2007	46,160,564	$1,506,574	547,413	$17,866	46,707,977	$1,524,440

Pursuant to the terms of a normal course issuer bid program for which the Company received approval from the Toronto Stock Exchange ("TSX") on September 29, 2006, the Company was authorized, from October 4, 2006 to October 3, 2007, to purchase for cancellation, through the facilities of the TSX and the New York Stock Exchange ("NYSE"), up to 3,257,895 Class A Subordinate Voting Shares, being 10% of the Public Float, as such term is defined by the TSX. During the year ended December 31, 2007, the Company purchased 826,100 Class A Subordinate Voting Shares for cancellation for cash consideration of $27.1 million (Cdn. $32.92 per share on a weighted average basis) under this program. The Company's historical Canadian carrying value of the shares purchased for cancellation in excess of the purchase price was $10.6 million, which has been credited to "contributed surplus" (note 13). The aggregate amount of the purchase price and the amount credited to "contributed surplus", in excess of the Company's U.S. historical reported carrying value of the shares purchased for cancellation, was $10.7 million and has been charged to "accumulated other comprehensive income" (note 14).

Pursuant to the terms of a normal course issuer bid program for which the Company received approval from the TSX on October 2, 2007, the Company is authorized, during the 12-month period commencing October 8, 2007 and ending October 7, 2008, to purchase for cancellation, through the facilities of the TSX and the NYSE, up to 2,531,354 Class A Subordinate Voting Shares, being 10% of the Public Float. During the year ended December 31, 2007, the Company purchased 834,700 Class A Subordinate Voting Shares for cancellation for cash consideration of $25.0 million (Cdn. $29.35 per share on a weighted average basis) under this program. The Company's historical Canadian carrying value of the shares purchased for cancellation in excess of the purchase price was $13.9 million, which has been credited to "contributed surplus" (note 13). The aggregate amount of the purchase price and the amount credited to "contributed surplus", in excess of the Company's U.S. historical reported carrying value of the shares purchased for cancellation, was $11.7 million and has been charged to "accumulated other comprehensive income" (note 14).

The price that MID pays for shares purchased pursuant to the bids is the market price at the time of acquisition.

78    MI Developments Inc.      2007

13.   CONTRIBUTED SURPLUS

Changes in the Company's contributed surplus for the years ended December 31, 2007 and 2006 are shown in the following table:

	2007	2006
Contributed surplus, beginning of year	$2,667	$2,112
Carrying value of shares purchased for cancellation in excess of purchase price (note 12)	24,487	—
Stock-based compensation	608	817
Transfer to share capital on exercise of stock options	(245)	(262)

Contributed surplus, end of year	$27,517	$2,667

14.   ACCUMULATED OTHER COMPREHENSIVE INCOME

Changes in the Company's accumulated other comprehensive income for the years ended December 31, 2007 and 2006 are shown in the following table:

	2007	2006
Accumulated other comprehensive income, beginning of year	$166,399	$106,960
Adjustment for change in accounting policy related
to the fair value of interest rate swaps (note 2)	154	—
Change in fair value of interest rate swaps, net of taxes and minority interest	(584)	—
Foreign currency translation adjustment, net of minority interest (i)	106,043	61,360
Reversal of foreign currency translation gain related to shares purchased for cancellation (note 12)	(22,354)	—
Recognition of foreign currency translation gain in net income (ii)	(7,719)	(1,921)

Accumulated other comprehensive income, end of year (iii)	$241,939	$166,399

(i)
During the year ended December 31, 2007, the Company recorded an unrealized foreign currency translation gain of $106.0 million (2006 — $61.4 million) related to its net investments in currencies other than the U.S. dollar, primarily due to the strengthening against the U.S. dollar of the euro during 2006 and 2007 and the Canadian dollar during 2007.

(ii)
Included in the Real Estate Business' "dilution and other gains" for the year ended December 31, 2007 is a $7.7 million currency translation gain (2006 — $1.9 million) realized from capital transactions that gave rise to a reduction in the net investment in certain foreign operations.

(iii)
Accumulated other comprehensive income consists of:

	2007	2006
Foreign currency translation adjustment, net of minority interest	$242,369	$166,399
Fair value of interest rate swaps, net of taxes and minority interest	(430)	—

	$241,939	$166,399

MI Developments Inc.      2007    79

15.   STOCK-BASED COMPENSATION PLANS

(a)   MID

  On August 29, 2003, MID's Board of Directors approved the Incentive Stock Option Plan (the "MID Plan"), which allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. Amendments to the MID Plan were approved by the Company's shareholders at the May 11, 2007 Annual and Special Meeting, and became effective on June 6, 2007. At December 31, 2007, a maximum of 2.61 million MID Class A Subordinate Voting Shares are available to be issued under the MID Plan.

  MID has granted stock options to certain directors and officers to purchase MID's Class A Subordinate Voting Shares. Such options have generally been granted with 1/5th of the options vesting on the date of grant and the remaining options vesting over a period of four years at a rate of 1/5th on each anniversary of the date of grant. Options expire on the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreement entered into by MID with each recipient of options.

  A reconciliation of the changes in stock options outstanding is presented below:

	2007		2006		2005
	Number	Weighted Average Exercise Price (Cdn. $)	Number	Weighted Average Exercise Price (Cdn. $)	Number	Weighted Average Exercise Price (Cdn. $)
Outstanding, beginning of year	465,000	36.08	390,000	33.49	490,000	33.16
Granted	125,000	32.21	175,000	40.94	—	—
Exercised	(38,456)	32.19	(40,000)	32.79	(100,000)	31.85
Cancelled or forfeited	(35,000)	41.17	(60,000)	35.62	—	—

Outstanding, end of year	516,544	35.09	465,000	36.08	390,000	33.49

  The following table provides further detail with respect to options outstanding and exercisable at December 31, 2007:

Options Outstanding			Options Exercisable
Number	Exercise Price (Cdn. $)	Weighted Average Remaining Life in Years	Number	Exercise Price (Cdn. $)	Weighted Average Remaining Life in Years
155,000	31.85	5.7	155,000	31.85	5.7
125,000	32.21	9.7	25,000	32.21	9.7
96,544	35.62	7.0	76,544	35.62	7.0
20,000	39.12	8.1	12,000	39.12	8.1
120,000	41.17	8.1	54,000	41.17	7.2

516,544	35.09	7.6	322,544	34.60	6.7

  The Company estimates the fair value of stock options granted at the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of freely traded options, which are fully transferable and have no vesting restrictions. In addition, this model requires the input of subjective assumptions, including expected dividend yields, future stock price volatility and expected time until exercise. Although the assumptions used reflect management's best estimates, they involve inherent uncertainties based on market conditions outside of the Company's control. Because the Company's outstanding stock options have characteristics that are significantly different from those of traded options, and because changes in any of the assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide the only measure of the fair value of the Company's stock options.

80    MI Developments Inc.      2007

  The weighted average assumptions used in determining the fair value of the MID stock options granted are shown in the table below:

	2007	2006	2005
Risk-free interest rate	4.3%	3.8%	—
Expected dividend yield	1.92%	1.65%	—
Expected volatility of MID's Class A Subordinate Voting Shares	18.9%	19.6%	—
Weighted average expected life (years)	4.0	3.9	—
Weighted average fair value per option granted	$5.51	$6.41	—

  Effective November 3, 2003, MID established a Non-Employee Director Share-Based Compensation Plan (the "DSP"), which provides for a deferral of up to 100% of each outside director's total annual remuneration from the Company, at specified levels elected by each director, until such director ceases to be a director of the Company. The amounts deferred are reflected by notional DSUs that have a value equal to the market price of the Company's Class A Subordinate Voting Shares at the time that the particular payment(s) to the director is determined. The value of a DSU will appreciate or depreciate with changes in the market price of the Class A Subordinate Voting Shares. The DSP also takes into account any dividends paid on the Class A Subordinate Voting Shares. Effective January 1, 2005, all directors were required to receive at least 50% of their Board and Committee compensation fees (excluding Special Committee fees, effective January 1, 2006) in DSUs. On January 1, 2008, the DSP was amended such that this 50% minimum requirement is only applicable to Board retainer fees. Under the DSP, when a director leaves the Board, the director receives a cash payment at an elected date equal to the value of the accrued DSUs at such date. There is no option under the DSP for directors to receive Class A Subordinate Voting Shares in exchange for DSUs. During the year ended December 31, 2006, 11,715 DSUs were redeemed by a former director for $0.4 million.

  A reconciliation of the changes in DSUs outstanding is presented below:

	2007	2006	2005
Outstanding, beginning of year	27,319	23,092	4,442
Granted	14,133	15,942	18,650
Redeemed	—	(11,715)	—

Outstanding, end of year	41,452	27,319	23,092

  During the year ended December 31, 2007, the Real Estate Business recognized stock-based compensation expense of $0.8 million (2006 — $1.4 million; 2005 — $1.0 million), which includes $0.2 million (2006 — $0.6 million; 2005 — $0.7 million) pertaining to DSUs.

(b)   MEC

  MEC has a Long-term Incentive Plan (the "MEC Plan"), adopted in 2000 and amended in 2007, which allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to MEC's directors, officers, employees, consultants, independent contractors and agents. A maximum of 9.2 million shares of MEC Class A Stock are available to be issued under the MEC Plan, of which 7.8 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.4 million are available for issuance pursuant to any other type of award under the MEC Plan.

MI Developments Inc.      2007    81

  During 2005, MEC introduced an incentive compensation program (the "MEC Program") for certain officers and key employees, which awarded performance shares of MEC Class A Stock (the "2005 Performance Share Awards") as contemplated under the MEC Plan. The number of shares of MEC Class A Stock underlying the 2005 Performance Share Awards was based either on a percentage of a guaranteed bonus or a percentage of total 2005 compensation divided by the market value of the stock on the date the MEC Program was approved by the Compensation Committee of MEC's Board of Directors. The 2005 Performance Share Awards vested over a six or eight month period to December 31, 2005 and were distributed, subject to certain conditions, in two equal instalments. The first distribution date occurred in March 2006 and the second distribution date occurred in March 2007. During the year ended December 31, 2005, 201,863 2005 Performance Share Awards were granted with a weighted average grant-date market value of either $6.26 or Cdn. $7.61 per share, and 2,392 2005 Performance Share Awards were granted with a nominal stated value. At December 31, 2005, there were 199,471 vested 2005 Performance Share Awards outstanding. During the year ended December 31, 2006, 131,751 2005 Performance Share Awards were issued with a stated value of $0.8 million, and 4,812 2005 Performance Share Awards were forfeited. At December 31, 2006, there were 62,908 vested 2005 Performance Share Awards outstanding, all of which were issued during the year ended December 31, 2007, with a stated value of $0.2 million. Accordingly, there are no 2005 Performance Share Awards remaining to be issued at December 31, 2007.

  In 2006, MEC continued the MEC Program as described in the preceding paragraph. The program was similar in all respects except that the performance shares granted in 2006 vested over a 12-month period to December 31, 2006 and were distributed, subject to certain conditions, prior to March 31, 2007 (the "2006 Performance Share Awards"). During the year ended December 31, 2006, 162,556 2006 Performance Share Awards were granted with a weighted average grant-date market value of either $6.80 or Cdn. $7.63 per share, 1,616 2006 Performance Share Awards were issued with a nominal stated value, and 42,622 2006 Performance Share Awards were forfeited. At December 31, 2006, there were 118,318 vested 2006 Performance Share Awards outstanding, of which 111,841 2006 Performance Share Awards were issued during the year ended December 31, 2007 with a stated value of $0.4 million, and 6,477 2006 Performance Share Awards were forfeited. Accordingly, there are no 2006 Performance Share Awards remaining to be issued at December 31, 2007. MEC did not continue its performance share award program in 2007.

  In the year ended December 31, 2007, MEC issued 40,942 (2006 — 25,896; 2005 — 14,175) shares of MEC Class A Stock with a stated value of $0.2 million (2006 — $0.2 million; 2005 — $0.1 million) to MEC's directors in payment of services rendered.

  MEC grants stock options ("MEC Stock Options") to certain directors, officers, key employees and consultants to purchase shares of MEC Class A Stock. All MEC Stock Options give the grantee the right to purchase MEC Class A Stock at a price no less than the fair market value of such stock at the date of grant. Generally, MEC Stock Options under the MEC Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by MEC with each recipient of MEC Stock Options.

  A reconciliation of the changes in MEC Stock Options outstanding is presented below:

	2007		2006		2005
	Number	Weighted Average Exercise Price $	Number	Weighted Average Exercise Price $	Number	Weighted Average Exercise Price $
Outstanding, beginning of year	4,905,000	6.08	4,827,500	6.14	4,500,500	6.18
Granted	390,000	3.20	200,000	5.25	720,000	6.55
Forfeited or expired	(345,000)	6.68	(122,500)	6.96	(393,000)	7.39

Outstanding, end of year	4,950,000	5.82	4,905,000	6.08	4,827,500	6.14

82    MI Developments Inc.      2007

  The following table provides further detail with respect to MEC Stock Options outstanding and exercisable at December 31, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Price $	Number	Weighted Average Exercise Price $	Weighted Average Remaining Life in Years	Number	Weighted Average Exercise Price $	Weighted Average Remaining Life in Years
2.78 – 3.91	440,000	3.17	7.1	208,000	3.59	4.2
4.42 – 6.38	3,835,000	5.95	2.8	3,604,334	6.00	2.5
6.70 – 7.00	675,000	6.79	5.5	594,000	6.79	5.3

2.78 – 7.00	4,950,000	5.82	3.6	4,406,334	5.99	2.9

  The fair value of MEC Stock Options granted is estimated at the date of grant using the Black-Scholes option valuation model, which requires the use of subjective assumptions and may not necessarily provide the only measure of the fair value of MEC's stock options (as described further in note 15(a)).

  The weighted average assumptions used in determining the fair value of the MEC Stock Options granted is shown in the table below.

	2007	2006	2005
Risk-free interest rate	4.2%	4.4%	4.0%
Expected dividend yield	—	—	—
Expected volatility of MEC's Class A Subordinate Voting Stock	55.9%	51.0%	54.7%
Weighted average expected life (years)	5.0	4.0	4.0
Weighted average fair value per option granted	$1.36	$2.26	$2.94

  During the year ended December 31, 2007, MEC recognized total stock-based compensation expense of $1.4 million (2006 — $2.4 million; 2005 — $1.0 million) relating to performance share awards, director compensation and stock options under the MEC Plan.

16.   EMPLOYEE BENEFIT PLANS

Employee Defined Benefit Pension Plans

MEC's Santa Anita Park racetrack has a pension plan that consists of a non-contributory defined benefit retirement plan for year-round employees who are at least 21 years of age, have one or more years of service and are not covered by collective bargaining agreements. Plan assets consist of a group of annuity contracts with a life insurance company. Plan benefits are based primarily on years of service and qualifying compensation during the final years of employment. Funding requirements comply with U.S. federal requirements that are imposed by law.

MEC's wholly-owned subsidiary, AmTote (note 3), sponsors two pension plans for union employees. Retirement benefits for the pension plans are funded entirely by AmTote. Normal retirement for one of the pension plans is age 65 with at least 30 years of service and normal retirement for the other pension plan is age 65 with at least 5 years of service. Funding requirements comply with U.S. federal requirements that are imposed by law.

MI Developments Inc.      2007    83

MEC's net periodic pension cost includes the following components:

	2007	2006	2005
Service cost	$624	$588	$532
Interest cost on projected benefit obligation	982	837	690
Actual return on plan assets	(1,144)	(1,159)	(840)
Actual return on plan assets in excess of expected return on plan assets	24	352	210
Settlements	(27)	—	—
Amortization of past service cost	—	18	18
Amortization of actuarial losses	—	87	114

Net periodic pension cost	$459	$723	$724

The following tables provide a reconciliation of benefit obligation, plan assets and funded status of the plans:

	2007	2006	2005
Benefit obligation:
Benefit obligation, beginning of year	$19,067	$14,592	$14,104
Plans acquired through acquisition of AmTote	—	4,971	—
Service cost	624	588	532
Interest cost	982	837	690
Benefits paid	(682)	(643)	(623)
Actuarial gains	(939)	(993)	(111)
Settlements	(475)	(285)	—

Benefit obligation, end of year	18,577	19,067	14,592

Plan assets:
Fair value of plan assets, beginning of year	16,353	11,349	10,688
Plans acquired through acquisition of AmTote	—	4,091	—
Actual return on plan assets	1,144	1,159	840
Company contributions	517	682	444
Benefits paid	(682)	(643)	(623)
Settlements	(475)	(285)	—

Fair value of plan assets, end of year	16,857	16,353	11,349

Unfunded status of plan	(1,720)	(2,714)	(3,243)
Unamortized past service costs	—	—	18
Unamortized actuarial loss	408	1,343	2,772

Net pension liability	$(1,312)	$(1,371)	$(453)

The net pension liability is included in MEC's "other long-term liabilities" on the Company's consolidated balance sheets at December 31, 2007 and 2006.

Assumptions used in determining the unfunded status of MEC's defined benefit pension plans are as follows:

	2007	2006	2005
Weighted average discount rate	5.5% – 6.5%	5.0% – 6.5%	5.0%
Weighted average rate of increase in compensation levels	4.0%	4.0%	4.0%
Expected long-term rate of return on plan assets	6.5% – 8.5%	6.0% – 9.0%	6.0%

The expected long-term rate of return on plan assets was determined by considering the plans' current investment mix and the historical and expected future performance of such investment categories.

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The actuarial valuation date, measurement date and related assumptions for the funded status of MEC's defined benefit pension plans are as of December 31.

The asset allocation for MEC's defined benefit pension plans are as follows:

	2007	2006
Debt securities	49%	51%
Equity securities	48%	46%
Real estate	3%	3%

Postretirement Benefit Plan

MEC's wholly-owned subsidiary, AmTote (note 3), also sponsors a postretirement group medical plan for Tier 1 union employees who retire after the age of 53 with at least 13 years of service. The coverage terminates at age 65. For union plan participants who retired prior to September 1, 1994, coverage is fully provided by AmTote, whereas union plan participants retiring subsequent to September 1, 1994 are required to make certain contributions to obtain coverage. For Tier 1 employees retiring between April 15, 2004 and June 30, 2006, the coverage is replaced by employer contributions towards the cost of private insurance. For Tier 1 employees retiring after June 30, 2006, postretirement coverage is not available.

MEC's net periodic benefit cost for the year ended December 31, 2007 was $27 thousand (2006 — $77 thousand; 2005 — nil). At December 31, 2007, the plan had a benefit obligation of $407 thousand (December 31, 2006 — $460 thousand), a fair value of plan assets of nil (December 31, 2006 — nil) and an unamortized actuarial gain of $39 thousand (December 31, 2006 — unamortized actuarial loss of $4 thousand) resulting in an unfunded pension obligation of $446 thousand (December 31, 2006 — $456 thousand), which is included in MEC's "other long-term liabilities" on the Company's consolidated balance sheets.

Other Employee Benefit Plans

MEC also participates in several multi-employer benefit plans on behalf of its employees who are union members. MEC's contributions to these plans were $5.1 million for the year ended December 31, 2007 (2006 — $4.9 million; 2005 — $4.0 million). The data available from administrators of the multi-employer pension plans is not sufficient to determine the accumulated benefit obligations, nor the net assets attributable to the multi-employer plans in which MEC employees participate. Therefore, the contributions are expensed as paid under defined contribution accounting.

The Meadows (note 3) used to participate in a multi-employer defined benefit pension plan for which the pension plan's total vested liabilities exceeded the plan's assets. An updated actuarial valuation is in the process of being obtained, however, based on allocation information currently provided by the plan, the portion of the estimated unfunded liability for vested benefits attributable to The Meadows is approximately $3.7 million. Effective November 1, 2007, the New Jersey Sports & Exposition Authority withdrew from this plan and, effective December 25, 2007, The Meadows also withdrew from the plan. As part of the indemnification obligations provided for in the Meadows Holdback Note (note 3), the withdrawal liability that has been triggered as a result of The Meadows' withdrawal from the plan will be set-off against the amount owing to MEC under the Meadows Holdback Note.

MEC offers various 401(k) plans (the "MEC 401(k) Plans") to provide retirement benefits for employees. All MEC employees who meet certain eligibility requirements are able to participate in the MEC 401(k) Plans. Discretionary matching contributions are determined each year by MEC. MEC contributed $1.2 million to the MEC 401(k) Plans for the year ended December 31, 2007 (2006 — $1.2 million; 2005 — $0.8 million).

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17.   DETAILS OF CASH FROM OPERATING ACTIVITIES

(a)
Items not involving current cash flows:

		(restated — note 3)
	2007	2006	2005
Real Estate Business
Straight-line rent adjustment	$397	$224	$301
Stock-based compensation expense	798	1,407	1,045
Depreciation and amortization	41,541	39,225	36,896
Interest and other income from MEC	(1,132)	(16,505)	(3,903)
Gain on disposal of real estate	(1,478)	(209)	(10,304)
Future income taxes	(864)	2,439	6,930
Dilution and other gains	(7,719)	(1,921)	—
Other	330	311	285

	31,873	24,971	31,250

MEC
Stock-based compensation expense	1,388	2,393	979
Depreciation and amortization	41,809	39,694	34,220
Interest expense with MID	75	12,167	—
Amortization of debt issuance costs	3,907	7,193	2,631
Write-down of long-lived assets	1,308	77,445	—
Gain on disposal of business	—	(115,193)	—
Gain on disposal of real estate	(48,776)	(2,883)	—
Dilution and other losses (gains), net	3,463	(195)	(11)
Future income taxes	(7,496)	(12,426)	(2,273)
Minority interest	(47,496)	(32,768)	(39,496)
Other	(4,043)	1,644	(1,634)

	(55,861)	(22,929)	(5,584)

Eliminations (note 20)	48,196	(1,949)	2,473

Consolidated	$24,208	$93	$28,139

86    MI Developments Inc.      2007

(b)
Changes in non-cash balances:

		(restated — note 3)
	2007	2006	2005
Real Estate Business
Accounts receivable	$1,076	$1,265	$3,142
Loan receivable from MEC	(380)	619	(606)
Prepaid expenses and other	(126)	(656)	(95)
Accounts payable and accrued liabilities	861	(4,652)	(8,163)
Income taxes	5,834	(294)	3,750
Deferred revenue	(584)	(3,667)	4,352

	6,681	(7,385)	2,380

MEC
Restricted cash	797	(7,632)	(422)
Accounts receivable	(807)	12,736	(3,348)
Prepaid expenses and other	(1,823)	(564)	539
Accounts payable and accrued liabilities	4,589	2,295	6,314
Income taxes	2,926	1,246	2,548
Loan payable to MID	380	(619)	606
Deferred revenue	128	(1,023)	218

	6,190	6,439	6,455

Eliminations (note 20)	22	1,539	(1,293)

Consolidated	$12,893	$593	$7,542

18.   FINANCIAL INSTRUMENTS

(a)   Fair Value

  The Company has determined the estimated fair values of its consolidated financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company would realize in a current market exchange. The methods and assumptions used to estimate the fair value of financial instruments are described below.

  Cash and cash equivalents, restricted cash, accounts receivable, bank indebtedness, and accounts payable and accrued liabilities

  Due to the short period to maturity of the instruments, the carrying values as presented in the consolidated balance sheets are reasonable estimates of their fair value.

  Long-term debt and note obligations

  The fair value of long-term debt and note obligations is estimated using discounted cash flow analysis based on incremental borrowing rates for similar types of arrangements. Based on current rates for debt with similar terms and maturities, the fair values of long-term debt and note obligations are not materially different from their carrying values.

  Senior unsecured debentures

  The fair value of the senior unsecured debentures is determined using the quoted market price of the senior unsecured debentures. At the end of fiscal 2007, the fair value of the senior unsecured debentures was approximately $275.3 million.

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(b)   Credit Risk

  The Company's consolidated financial assets that are exposed to credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable.

  Cash and cash equivalents and restricted cash include short-term investments, such as commercial paper, which are only invested in governments and corporations with a minimum credit rating of A- (based on Standard and Poor's ("S&P") rating scale) or A3 (based on Moody's Investor Services' rating scale). Credit concentration risk is further reduced by limiting the amount, which is invested in any one government or corporation. The Company does not have investments in asset-backed commercial paper.

  Substantially all of the Real Estate Business' revenue is from Magna. Magna has an investment-grade credit rating from S&P and Dominion Bond Rating Service, which mitigates the Company's credit concentration risk.

  MEC, in the normal course of business, settles wagers for other racetracks and is thereby exposed to credit risk. However, these receivables are generally not a significant portion of the Company's total assets and are comprised of a large number of accounts.

(c)   Interest Rate Risk

  MEC occasionally utilizes interest rate swap contracts to hedge exposure to interest rate fluctuations on variable rate debt.

  At December 31, 2006, MEC had two outstanding interest rate swap contracts with a major U.S. financial institution in connection with SAC's term loan facility (note 10). MEC entered into an interest rate swap contract, with an effective date of November 1, 2004 and a maturity date of October 31, 2007, which fixed the rate of interest at 5.4% per annum on a notional amount of 40% of the outstanding balance under the SAC term loan facility, reduced by monthly amounts of $167 thousand until maturity. MEC entered into an additional interest swap contract, with an effective date of November 30, 2005 and a maturity date of October 8, 2007, which fixed the rate of interest at 7.1% per annum on a notional amount of $10.0 million, reduced by monthly amounts of $60 thousand until maturity.

  At December 31, 2007, MEC has four outstanding interest rate swap contracts with a major U.S. financial institution in connection with SAC's term loan facility (note 10). On each of March 1, 2007, April 27, 2007 and July 26, 2007, MEC entered into an interest rate swap contract, with each contract being effective on October 1, 2007 and fixing the rate of interest at 7.0%, 7.1% and 7.2% per annum, respectively, to October 8, 2009 on a notional amount per contract of $10.0 million. Additionally, on October 4, 2007, MEC entered into an interest rate swap contract, with an effective date of October 8, 2009, which fixes the rate of interest at 7.2% per annum to October 31, 2012 on a notional amount of $23.4 million.

  The interest rate swap contracts have been designated as a cash flow hedge of anticipated interest payments under SAC's variable rate debt agreement. Based on interest rates at December 31, 2007, the fair value of MEC's interest rate swaps at December 31, 2007 is a liability of approximately $1.3 million, which is included in MEC's "other long-term liabilities" on the Company's consolidated balance sheet (December 31, 2006 — asset of $0.4 million included in MEC's "other assets"), using current interest rates. For the years ended December 31, 2007, 2006 and 2005, there was no material ineffectiveness related to MEC's cash flow hedges.

  Approximately $0.1 million after income taxes and minority interest of the amount included in accumulated other comprehensive income (note 14) at December 31, 2007 in relation to these interest rate swaps is estimated to be reclassified to the consolidated statement of income (loss) during the year ending December 31, 2008.

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(d)   Currency Risk

  The Company holds material investments in currencies other than the U.S. dollar, the majority of which are properties owned by the Real Estate Business. Fluctuations in the U.S. dollar's exchange rate relative to other currencies (in particular, the euro and the Canadian dollar) will result in fluctuations in the reported U.S. dollar value of assets, liabilities, shareholders' equity, net income (loss) and cash flows. The Company periodically purchases foreign exchange forward contracts to hedge specific anticipated foreign currency transactions. At December 31, 2007 and 2006, the Company did not hold any foreign exchange forward contracts.

19.   SEGMENTED INFORMATION

(a)
The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company's operations are segmented in the Company's internal financial reports between wholly-owned operations (Real Estate Business) and publicly-traded operations (MEC). The segregation of operations between wholly-owned and publicly-traded operations recognizes the fact that, in the case of the Real Estate Business, the Company's Board of Directors and executive management have direct responsibility for the key operating, financing and resource allocation decisions, whereas, in the case of MEC, such responsibility resides with MEC's separate Board of Directors and executive management.

  The Company's reporting segments are as follows:

  Real Estate Business

  At December 31, 2007, the Real Estate Business owns real estate assets in Canada, Austria, the United States, Germany, Mexico, the United Kingdom, the Czech Republic, Spain and Poland. Substantially all of these real estate assets are leased to, or are under development for subsequent lease to, Magna's automotive operating units. The Real Estate Business also owns certain properties that are being held for future development or sale.

  MEC

  MEC operates or manages seven thoroughbred racetracks, one standardbred racetrack and two racetracks that run both thoroughbred and quarterhorse meets, as well as the simulcast wagering venues at these tracks. Also, at December 31, 2007, MEC owned Magna Racino™, which ran both thoroughbred and standardbred meets. Three of the racetracks owned or operated by MEC (two in the United States and one in Austria) include casino operations with alternative gaming machines. In addition, MEC operates off-track betting ("OTB") facilities, a United States based national account wagering business known as XpressBet® and a European account wagering service known as MagnaBet™. Under a series of March 2007 agreements with Churchill Downs Incorporated ("CDI"), MEC owns a 50% interest in a joint venture, TrackNet Media Group, LLC ("TrackNet Media"), a content management company formed for distribution of the full breadth of MEC's horseracing content (note 21). A separate joint venture with CDI also involves the ownership by MEC and CDI of equal (50%) shares in HorseRacing TV™ ("HRTV™"), a television network focused on horseracing that MEC initially launched on the Racetrack Television Network. MEC also owns AmTote, a provider of totalisator services to the pari-mutuel industry. To support certain of MEC's thoroughbred racetracks, MEC owns and operates thoroughbred training centres in Palm Beach County, Florida and in the Baltimore, Maryland area and, under a triple-net lease agreement with MID (note 20), operates an additional thoroughbred training centre situated near San Diego, California. MEC also owns and operates production facilities in Austria and in North Carolina for StreuFex™, a straw-based horse bedding product. In addition to racetracks, MEC's real estate portfolio includes a residential development in Austria.

  As described in note 1, the Company's consolidated statements of income (loss), consolidated statements of cash flows and consolidated balance sheets have been arranged to provide detailed, discrete financial information on the Real Estate Business and MEC reporting segments.

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(b)
The following tables show certain information with respect to geographic segmentation:

		(restated — note 3)
Revenues	2007	2006	2005
Real Estate Business
Europe	$92,693	$93,830	$69,659
Canada	54,146	49,511	43,063
United States	30,616	30,084	28,422
Mexico	12,092	11,357	9,990

	189,547	184,782	151,134

MEC
United States	606,335	561,749	522,484
Europe	21,249	21,123	18,858
Canada	—	110	—

	627,584	582,982	541,342

Eliminations (note 20)	(22,539)	(29,249)	(7,017)

Consolidated	$794,592	$738,515	$685,459

		(restated — note 3)
Real estate properties, net
	2007	2006
Real Estate Business
Europe	$576,202	$528,235
Canada	529,681	434,446
United States	375,801	302,183
Mexico	80,237	83,757

	1,561,921	1,348,621

MEC
United States	714,247	712,969
Europe	50,796	47,813
Canada	—	10,298

	765,043	771,080

Eliminations (note 20)	(55,387)	(4,941)

Consolidated	$2,271,577	$2,114,760

90    MI Developments Inc.      2007

		(restated — note 3)
Fixed assets, net	2007	2006
Real Estate Business
Europe	$221	$259
Canada	198	215
United States	26	80

	445	554

MEC
United States	85,580	74,478
Europe	4,935	5,966

	90,515	80,444

Consolidated	$90,960	$80,998

20.   TRANSACTIONS WITH RELATED PARTIES

Mr. Frank Stronach, the Company's Chairman, the Chairman of Magna, and the Chairman and Interim Chief Executive Officer of MEC, and three other members of his family are trustees of the Stronach Trust. The Stronach Trust controls the Company through the right to direct the votes attaching to 66% of the Company's Class B Shares. Magna is controlled by M Unicar Inc. ("M Unicar"), a Canadian holding company whose shareholders consist of the Stronach Trust, OJSC Russian Machines ("Russian Machines") and certain members of Magna's management. M Unicar indirectly owns Magna Class A Subordinate Voting Shares and Class B Shares representing in aggregate approximately 71% of the total voting power attaching to all Magna's shares. The Stronach Trust indirectly owns the shares carrying the majority of the votes of M Unicar. Magna is governed by a board of directors on which each of the Stronach Trust and Russian Machines (indirectly through M Unicar) has the right to designate an equal number of nominees, in addition to Magna's current co-chief executive officers. As the Company and Magna may be considered to be under the common control of the Stronach Trust, they are considered to be related parties for accounting purposes.

(a)   Bridge Loans and Project Financings

  On September 13, 2007, MID announced that the MID Lender had agreed to provide MEC with the MEC Bridge Loan of up to $80.0 million. The MEC Bridge Loan, together with a $20.0 million private placement of MEC Class A Stock to FEL (the "FEL Equity Investment") is intended to provide short-term funding to MEC as it implements the MEC Debt Elimination Plan. The MID Lender also agreed to amend the MEC Project Financing Facilities (as defined below) by, among other things, requiring repayment of at least $100.0 million under the Gulfstream Park project financing facility on or prior to May 31, 2008 and waiving the make-whole payment, if applicable, for any repayments made under either of the MEC Project Financing Facilities prior to that date. Pursuant to a consulting agreement between MID and MEC, which requires MEC to reimburse MID for its expenses, MID management is assisting MEC in implementing the MEC Debt Elimination Plan (note 1).

  (i)
  MEC Bridge Loan

    The MEC Bridge Loan of up to $80.0 million has been made available through a non-revolving facility provided by the MID Lender. The MEC Bridge Loan proceeds may only be used by MEC in accordance with the MEC Debt Elimination Plan and are available solely to fund: (i) operations; (ii) payments of principal, interest and costs, fees and expenses due under the MEC Bridge Loan and the MEC Project Financing Facilities; (iii) mandatory payments of interest in connection with permitted debt under the MEC Bridge Loan; (iv) mandatory capital expenditures; and (v) capital expenditures required pursuant to the terms of the joint venture arrangements between MEC and each of Forest City and Caruso (note 21).

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    The MEC Bridge Loan has a maturity date of May 31, 2008 and bore interest at a rate per annum equal to LIBOR plus 10.0% prior to December 31, 2007, at which time the interest rate on outstanding and subsequent advances was increased to LIBOR plus 11.0% (16.2% at December 31, 2007). On February 29, 2008, the interest rate on outstanding and subsequent advances under the MEC Bridge Loan was increased by a further 1.0%.

    The MEC Bridge Loan is secured by certain assets of MEC, including first ranking security over the Dixon and Thistledown lands, second ranking security over Golden Gate Fields and the Ocala lands and third ranking security over Santa Anita Park. In addition, the MEC Bridge Loan is guaranteed by certain MEC subsidiaries and MEC has pledged the shares and all other interests MEC has in each of the guarantor subsidiaries (or provided negative pledges where a pledge was not possible due to regulatory constraints or due to a pledge to an existing third party lender). The MEC Bridge Loan is cross-defaulted to all other obligations of MEC and its subsidiaries to the MID Lender, including the MEC Project Financing Facilities.

    The MEC Bridge Loan must be repaid with, and the commitment will be reduced by, amounts equal to all net proceeds realized by MEC from asset sales and issuances of equity (other than the FEL Equity Investment) or debt, subject to amounts required to be paid to MEC's existing lenders. Amounts repaid cannot be re-borrowed.

    The MID Lender received an arrangement fee of $2.4 million (3% of the commitment) at closing and received an additional arrangement fee of $0.8 million on February 29, 2008 (1% of the then current commitment). The MID Lender also receives an annual commitment fee equal to 1% of the undrawn facility. All fees, expenses and closing costs incurred by the MID Lender in connection with the MEC Bridge Loan were paid by MEC.

    Pursuant to the terms of the MEC Bridge Loan, advances after January 15, 2008 are subject to the MID Lender being satisfied that the MEC Credit Facility will be further extended to at least April 30, 2008 or that a satisfactory refinancing of that facility has been arranged. As the MEC Credit Facility was extended to March 31, 2008 (note 9), the MID Lender waived this condition for advances between January 15, 2008 and March 31, 2008.

    At December 31, 2007, $36.9 million under the MEC Bridge Loan was included in the Real Estate Business' current portion of "loans receivable from MEC, net" on the Company's consolidated balance sheet, net of $1.4 million of unamortized deferred arrangement fees. MEC's current portion of "loans payable to MID, net" on the Company's consolidated balance sheet includes $35.9 million, net of $2.4 million unamortized deferred financing costs. This net balance is being accreted to its face value over the term to maturity of the MEC Bridge Loan.

  (ii)
  MEC Project Financings

    The MID Lender has made available project financing facilities to Gulfstream Park Racing Association, Inc. ("GPRA") and Remington Park, Inc., the wholly-owned subsidiaries of MEC that own and/or operate Gulfstream Park and Remington Park, respectively, in the amounts of $162.3 million and $34.2 million, respectively, plus costs and capitalized interest in each case as discussed below (together, the "MEC Project Financing Facilities"). The MEC Project Financing Facilities have a term of 10 years (except as described below for the two slot machine tranches of the Gulfstream Park project financing facility) from the relevant completion dates for the construction projects at Gulfstream Park and Remington Park, which occurred in February 2006 and November 2005, respectively.

    The Remington Park project financing and the Gulfstream Park project financing contain cross-guarantee, cross-default and cross-collateralization provisions. The Remington Park project financing is secured by all assets of the borrower (including first ranking security over the Remington Park leasehold interest), excluding licences and permits, and is guaranteed by the MEC subsidiaries that own Gulfstream Park and the Palm Meadows Training Center. The security package also includes second ranking security over the lands owned by Gulfstream Park and second ranking security over the Palm Meadows Training Center and the shares of the owner of the Palm Meadows

92    MI Developments Inc.      2007

    Training Center (in each case, behind security granted for the Gulfstream Park project financing). In addition, the borrower has agreed not to pledge any licences or permits held by it and MEC has agreed not to pledge the shares of the borrower or the owner of Gulfstream Park. The Gulfstream Park project financing is guaranteed by MEC's subsidiaries that own and operate the Palm Meadows Training Center and Remington Park and is secured principally by security over the lands (or, in the case of Remington Park, over the leasehold interest) forming part of the operations at Gulfstream Park, Palm Meadows Training Center and Remington Park and over all other assets of Gulfstream Park, Palm Meadows and Remington Park, excluding licences and permits (which cannot be subject to security under applicable legislation).

    Prior to the relevant completion date, amounts outstanding under each of the MEC Project Financing Facilities (other than the new tranches of the Gulfstream Park project financing facility described below) bore interest at a floating rate equal to 2.55% above MID's per annum notional cost of borrowing under its floating rate credit facility, compounded monthly. Since the relevant completion date (or since inception for the new tranches of the Gulfstream Park project financing facility described below), amounts outstanding under each of the MEC Project Financing Facilities bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, payment of interest was capitalized (except in relation to the December 2006 tranche of the Gulfstream Park project financing facility described below, for which the interest capitalization period was extended). However, since the completion date for Remington Park, there has been in place a mandatory annual cash flow sweep of not less than 75% of Remington Park's total excess cash flow, after permitted capital expenditures and debt service, which is used to pay capitalized interest on the Remington Park project financing facility plus a portion of the principal under the facility equal to the capitalized interest on the Gulfstream Park project financing facility. During the year ended December 31, 2007, $4.0 million (2006 — $5.0 million) of such payments were made. Commencing January 1, 2007, the MID Lender is entitled to receive monthly blended payments of principal and interest based on a 25-year amortization period under each of the MEC Project Financing Facilities (except in relation to the December 2006 tranche of the Gulfstream Park project financing facility described below, for which the interest capitalization period was extended to May 1, 2007, at which time monthly payments commenced).

    In June 2006, the MID Lender consented to the release and transfer to MEC of up to an aggregate of $10.0 million of funds from the subsidiaries that operate the racetracks at Gulfstream Park and Remington Park, subject to approval by MID management over the amount and timing of such releases. Such funds, which would ordinarily be "trapped" at the applicable subsidiaries pursuant to the terms of the MEC Project Financing Facilities, were in excess of the existing cash requirements of the applicable subsidiaries and were used by MEC solely to fund payments that were necessary in connection with the operation of the business of MEC and that could not be deferred on a commercially reasonable basis. The MID Lender received waiver fees of $0.1 million (1% of the full amount released), which fees were capitalized under the applicable project financing facility.

    In July 2006 and December 2006, the Gulfstream Park project financing facility was amended to increase the amount available from $115.0 million (plus costs and capitalized interest) by adding new tranches of up to $25.8 million (plus costs and capitalized interest) and $21.5 million (plus costs and capitalized interest), respectively. Both tranches were established to fund MEC's design and construction of slot machine facilities located in the existing Gulfstream Park clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of slot machines. The new tranches of the Gulfstream Park project financing facility both mature on December 31, 2011. Interest under the December 2006 tranche was capitalized until May 1, 2007, at which time monthly blended payments of principal and interest became payable to the MID Lender based on a 25-year amortization period commencing on such date. Advances relating to the slot machine tranches are made available by way of progress draws and there is no make-whole payment associated with the new tranches. Also in July 2006, the Gulfstream Park project financing facility was further amended to introduce a mandatory annual cash flow sweep of not less than 75% of Gulfstream Park's total excess cash flow, after permitted capital expenditures and debt service,

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    which will be used to repay the additional principal amounts being made available under the new tranches. The July 2006 and December 2006 amendments did not affect the fact that the Gulfstream Park project financing facility continues to be cross-guaranteed, cross-defaulted and cross-collateralized with the Remington Park project financing facility. The consideration for the July 2006 and December 2006 amendments was an arrangement fee of 1% of the amount of each new tranche, which amounts are capitalized under the Gulfstream Park project financing facility.

    In September 2007, the terms of the Gulfstream Park project financing facility were amended such that: (i) MEC was added as a guarantor under that facility; (ii) the borrower and all of the guarantors agreed to use commercially reasonable efforts to implement the MEC Debt Elimination Plan (including the sale of specific assets by the time periods listed in the MEC Debt Elimination Plan); and (iii) the borrower became obligated to repay at least $100.0 million under the Gulfstream Park project financing facility on or prior to May 31, 2008. In consideration of these amendments and subject to certain conditions, the MID Lender agreed to waive the make-whole payment for any repayments made under the MEC Project Financing Facilities on or prior to May 31, 2008 and adjust the amortization schedule for the Gulfstream Park project financing facility following receipt of the $100.0 million repayment, provided that (i) repayments under the Gulfstream Park project financing facility are first applied to the July 2006 slots tranche, then to the December 2006 slots tranche (for each of which there is no make-whole payment), and then to the original tranche and (ii) no event of default exists under the MEC Project Financing Facilities.

    At December 31, 2007, there were balances of $133.5 million (December 31, 2006 — $134.8 million), $24.7 million (December 31, 2006 — 19.4 million) and $13.9 million (December 31, 2006 — nil) due under the initial tranche, the July 2006 slots tranche and the December 2006 slots tranche, respectively, of the Gulfstream Park project financing facility. A balance of $27.7 million (December 31, 2006 — $31.7 million) was due under the Remington Park project financing facility. The current portion of the MEC Project Financing Facilities included in the Real Estate Business' "loans receivable from MEC, net" at December 31, 2007 was $102.2 million (December 31, 2006 — $3.1 million), including the required $100.0 million repayment discussed above. The current and non-current portions of the MEC Project Financing Facilities of $137.4 million (including $0.4 million in MEC's "discontinued operations" (note 3)) and $93.2 million (including $26.1 million in MEC's "discontinued operations" (note 3)), respectively, as reflected in MEC's "loans payable to MID, net" on the Company's consolidated balance sheet, are net of $0.7 million and $4.3 million, respectively, of unamortized deferred financing costs. These net balances are being accreted to their face values over the terms to maturity of the MEC Project Financing Facilities.

    Subsequent to year-end, Remington Park agreed to purchase 80 Class III slot machines from GPRA with funding from the Remington Park project financing facility. Accordingly, $1.0 million was advanced under the existing Remington Park project financing facility subsequent to year-end.

    In connection with the Gulfstream Park project financing facility, MEC has placed into escrow (the "Gulfstream Escrow") with the MID Lender proceeds from an asset sale which occurred in fiscal 2005 and certain additional amounts necessary to ensure that any remaining Gulfstream Park construction costs (including the settlement of liens on the property) can be funded, which escrowed amount has been and will be applied against any such construction costs. In addition, in November 2006, MEC deposited into the Gulfstream Escrow sufficient proceeds from the sale of The Meadows to repay all remaining indebtedness under a loan from BE&K, Inc. ("BE&K"), the parent company of Suitt Construction Co. Inc., the general contractor for the Gulfstream Park redevelopment project (the "BE&K Loan"). At December 31, 2007, the amount held under the Gulfstream Escrow (including accrued interest) was $4.5 million (December 31, 2006 — $6.5 million). All funds in the Gulfstream Escrow are reflected as the Real Estate Business' "restricted cash" and "due to MEC" on the Company's consolidated balance sheets.

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  (iii)
  2005 MEC Bridge Loan

    In July 2005, the MID Lender provided MEC with the 2005 MEC Bridge Loan of up to $100.0 million, expiring August 31, 2006. The 2005 MEC Bridge Loan bore interest at a fixed rate equal to LIBOR plus 6.5% per annum (with interest paid at the relevant LIBOR contract maturity), subject to a minimum rate of 9.0%. In addition, MEC was subject to an annual commitment fee equal to 1.0% of the undrawn facility. The 2005 MEC Bridge Loan was secured by certain assets of MEC and guaranteed by certain subsidiaries of MEC, and was also cross-defaulted to all other obligations of MEC and its subsidiaries to MID and its subsidiaries.

    The first tranche of $50.0 million under the 2005 MEC Bridge Loan was available for immediate drawdown by MEC, with the second tranche of $25.0 million becoming available in October 2005. MEC paid the MID Lender arrangement fees of $1.0 million and $0.5 million in 2005 upon the first tranche and second tranche, respectively, being made available under the 2005 MEC Bridge Loan. In February 2006, the MID Lender agreed to make the third tranche of the 2005 MEC Bridge Loan, in the amount of $25.0 million, available to MEC and to waive compliance with a financial covenant contained in the 2005 MEC Bridge Loan in relation to Golden Gate Fields for the period ended December 31, 2005. Concurrently, a similar waiver was provided to MEC under the MEC Credit Facility (note 9). Upon the third tranche becoming available, MEC paid the MID Lender an arrangement fee of $0.5 million and, in connection with the waiver, also paid a fee of $250 thousand.

    In July 2006, the maturity date of the 2005 MEC Bridge Loan was extended from August 31, 2006 to December 5, 2006 in anticipation of the final closing of the sale of The Meadows (note 3). In connection with the extension of the 2005 MEC Bridge Loan, the MID Lender received an extension fee of $0.5 million (0.5% of the amount of the 2005 MEC Bridge Loan).

    In August 2006, the MID Lender waived the requirement for MEC to repay a portion of the 2005 MEC Bridge Loan from proceeds (net of costs and related loan repayments) from the sale of the Magna Golf Club and the Fontana Golf Club (note 3) in exchange for which the MID Lender received an aggregate fee of $0.3 million (1% of total net proceeds).

    In September 2006, the MID Lender agreed to make available to MEC $19.0 million of increased funding under the 2005 MEC Bridge Loan. The funds were to be used by MEC solely to fund (i) operations and financing activities (including mandatory interest and principal repayments on debt), (ii) maintenance capital expenditures and (iii) capital expenditures required pursuant to the terms of MEC's joint venture arrangements with Forest City and Caruso (note 21). The MID Lender charged MEC an arrangement fee of $0.2 million (1% of the increased funding) in connection with the increased financing under the 2005 MEC Bridge Loan. Pursuant to the terms of the September 2006 amendments, and as result of MEC not completing its sale of The Meadows by a specified deadline, the interest rate for all amounts under the 2005 MEC Bridge Loan was increased by 2.5% per annum effective November 7, 2006.

    On November 14, 2006, MEC used part of the proceeds received in connection with the sale of The Meadows to repay in full the 2005 MEC Bridge Loan. Accordingly, the 2005 MEC Bridge Loan was terminated and the MID Lender released the security provided to it under the facility.

    At December 31, 2006, the Real Estate Business had a $0.1 million balance payable to MEC as a result of an excess reimbursement payment made by MEC in connection with costs incurred by the Real Estate Business related to the 2005 MEC Bridge Loan.

  Approximately $12.7 million of external third-party costs have been incurred, including $2.4 million in the year ended December 31, 2007 (2006 — $3.0 million; 2005 — $4.2 million) in association with the MEC Bridge Loan, the MEC Project Financing Facilities and the 2005 MEC Bridge Loan. At the MEC segment level, these costs are recognized as deferred financing costs and are being amortized into interest expense (of which a portion has been capitalized in the case of the MEC Project Financing Facilities) over the respective term of the MEC Bridge Loan, each of the MEC Project Financing Facilities and the 2005 MEC Bridge Loan. At a consolidated level, such costs are charged to "general and administrative" expenses in the periods in which they are incurred.

  All interest and fees charged by the Real Estate Business relating to the MEC Bridge Loan, the MEC Project Financing Facilities and the 2005 MEC Bridge Loan, including any capitalization and subsequent amortization thereof by MEC, and any adjustments to MEC's related deferred financing costs, are eliminated from the Company's consolidated results of operations and financial position.

MI Developments Inc.      2007    95

(b)   FEL Equity Investment

  The closing of the FEL Equity Investment occurred on October 29, 2007. FEL purchased 8,888,888 shares of MEC Class A Stock at a price per share of $2.25, with proceeds to MEC of $19.6 million net of $0.4 million of transaction costs. The price per share was set at the greater of (i) 90% of the volume weighted average price per share of MEC Class A Stock on NASDAQ for the five trading days commencing on September 13, 2007 (the date of announcement of the FEL Equity Investment); and (ii) U.S. $1.91, being 100% of the volume weighted average price per share of MEC Class A Stock on NASDAQ for the five trading days immediately preceding September 13, 2007. The shares of MEC Class A Stock issued pursuant to the subscription agreement were issued and sold in a private transaction exempt from registration under Section 4(2) of the United States Securities Act of 1933, as amended. As a result of the FEL Equity Investment, MID's voting interest and equity stake in MEC were reduced from 96.3% and 58.3%, respectively, to 95.6% and 53.9%, respectively, and the Company recorded a $3.5 million dilution loss in 2007, which is included in "dilution and other gains (losses), net" in the Company's consolidated statement of income (loss).

(c)   MEC Real Estate Acquired by MID

  During the year ended December 31, 2007, MID acquired all of MEC's interests and rights in four real estate properties to be held for future development: a 34 acre parcel in Aurora, Ontario; a 64 acre parcel of excess land adjacent to MEC's racetrack at Laurel Park in Howard County, Maryland; a 157 acre parcel (together with certain development rights) in Palm Beach County, Florida adjacent to MEC's Palm Meadows Training Center; and a 205 acre parcel of land located in Bonsall, California. MID paid cash consideration of approximately Cdn. $12.0 million ($10.1 million), $20.0 million, $35.0 million and $24.0 million, respectively, for these interests and rights. In addition, MID granted MEC a profit participation right in respect of each property, other than the Bonsall property, which entitles MEC to receive additional cash proceeds equal to 15% of the net proceeds from any sale or development of the applicable property after MID achieves a 15% internal rate of return.

  The property in Bonsall, California currently houses the San Luis Rey Downs Thoroughbred Training Facility operated by MEC. This property is being held by MID for future development and MID has agreed to lease the property to MEC on a triple-net basis for nominal rent while MID pursues the necessary development entitlements and other approvals. The lease terminates on June 6, 2010, subject to early termination by either party on four months written notice.

  At the Real Estate Business and MEC segment levels, these transactions have been recognized at the exchange amount, resulting in MEC recognizing a gain in the year ended December 31, 2007 of $48.8 million. The effects of these transactions are eliminated from the Company's consolidated results of operations and financial position, except that $1.7 million of costs incurred by the Real Estate Business and MEC in conjunction with these transactions have been included in the consolidated "general and administrative" expenses for the year ended December 31, 2007.

(d)   Charges and Sales to Magna

  Substantially all rental revenue and income from direct financing leases relate to leases with Magna and its subsidiaries. Included in the Real Estate Business' accounts receivable are amounts due from Magna and its subsidiaries in the amount of $1.2 million (December 31, 2006 — $2.1 million).

  On December 21, 2007, MEC entered into an agreement to sell 225 acres of excess real estate located in Ebreichsdorf, Austria to a subsidiary of Magna for a purchase price of 20.0 million euros ($29.4 million), subject to customary adjustments. The closing of the transaction is expected to occur during the first quarter of 2008 (note 3(d)(ii)). The sale of this property has not been recognized in the consolidated financial statements and the property is included in MEC's "assets held for sale" on the Company's consolidated balance sheet at December 31, 2007.

96    MI Developments Inc.      2007

  On March 31, 2006, MEC sold a real estate property held for sale and located in the United States to Magna. A gain on sale of $2.9 million was recognized based on the cash consideration received, net of transaction costs, of $5.6 million. MEC used the net proceeds from this transaction to repay principal amounts outstanding under the MEC Credit Facility (note 9).

  On November 1, 2004, a wholly-owned subsidiary of MEC entered into an access agreement with Magna and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at the Magna Golf Club in Aurora, Ontario. The agreement stipulated an annual fee of Cdn. $5.0 million, retroactive to January 1, 2004. On August 25, 2006, the wholly-owned subsidiary of MEC completed the sale of the Magna Golf Club to Magna (note 3), at which time the access agreement was terminated. $2.9 million and $4.1 million of revenue has been recognized in discontinued operations related to this agreement during the years ended December 31, 2006 and 2005, respectively.

  On November 1, 2004, a wholly-owned subsidiary of MEC entered into an access agreement with Magna and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at the Fontana Golf Club in Oberwaltersdorf, Austria. The agreement stipulated an annual fee of 2.5 million euros, retroactive to March 1, 2004. On November 1, 2006, the wholly-owned subsidiary of MEC completed the sale of the Fontana Golf Club to a subsidiary of Magna (note 3), at which time the access agreement was terminated. $2.6 million and $3.1 million of revenue has been recognized in discontinued operations related to this agreement during the years ended December 31, 2006 and 2005, respectively.

(e)   Hurricane Katrina Relief Effort

  In October 2005, the Real Estate Business purchased 791 acres of land in Simmesport, Louisiana for $2.4 million. In the fourth quarter of 2005, the Real Estate Business committed to donating approximately 50 acres of this land to a not-for-profit organization established to assist Hurricane Katrina redevelopment efforts with charitable funding from Magna and other Canadian sources. In 2007, the Real Estate Business donated substantially all of the land to the same not-for-profit organization. As a result, for the year ended December 31, 2007, $2.0 million (2006 — nil; 2005 — $0.6 million) of costs, based on the carrying value of the land donated and related transaction costs, have been included in the Real Estate Business' "general and administrative" expenses. The founding members and officers of the not-for-profit organization are officers and employees of MID and Magna.

(f)    MEC's Option to Acquire The Maryland Jockey Club

  On September 24, 2007, MEC exercised its option to acquire the remaining voting and equity interests in MJC, pursuant to an agreement with certain companies controlled by Joseph De Francis, who was a member of MEC's Board of Directors, and Karin De Francis. Under the terms of the option agreement, MEC paid $18.3 million plus interest on October 5, 2007. At December 31, 2006, this obligation was reflected in MEC's "long-term debt due within one year" on the Company's consolidated balance sheet (note 10) and was secured by letters of credit under the MEC Credit Facility (note 9).

(g)   Charges from Magna

  Magna charges the Real Estate Business for certain administrative services and use of shared facilities. In 2007, these charges totalled $0.6 million (2006 — $0.7 million, 2005 — $0.5 million) and are included in the Real Estate Business' "general and administrative" expenses. The Real Estate Business also incurred $0.1 million of costs in 2007 for services provided by Magna in relation to certain properties held for development, which costs have been capitalized to "real estate properties, net".

  During the year ended December 31, 2007, MEC incurred $3.7 million (2006 — $3.8 million; 2005 — $4.5 million) of charges from Magna and its subsidiaries for rent of facilities and central shared and other services.

  On August 25, 2006, in conjunction with the sale of the Magna Golf Club to Magna (note 3), MEC entered into an access agreement with Magna for the use of the Magna Golf Club's golf course and the clubhouse meeting, dining and other facilities. The agreement, which expires on August 25, 2011, required a one-time payment of $0.3 million.

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  In addition to the accrued amount disclosed in note 7(b), the Real Estate Business' accounts payable and accrued liabilities at December 31, 2007 include amounts due to Magna and its subsidiaries totalling $0.5 million (2006 — $0.2 million). Included in MEC's accounts payable and accrued liabilities at December 31, 2007 are amounts due to Magna and its subsidiaries totalling $2.8 million (2006 — $1.4 million).

(h)   Legal Services

  During the year ended December 31, 2007, the Company incurred $14 thousand (2006 — $24 thousand; 2005 — $0.1 million) of legal services at standard billing rates from a legal firm whose Senior Partner has been a Director of the Company since March 17, 2005.

(i)    MEC Option to Acquire Property from MID

  In September 2004, a subsidiary of MEC entered into an option agreement with MID and one of its subsidiaries to acquire 100% of the shares of the MID subsidiary that owns land in Romulus, Michigan, for $33.5 million. MEC paid the Company $10 thousand for this option. During the years ended December 31, 2005 and 2006, the option agreement was extended on several occasions for aggregate consideration of $6 thousand and $97 thousand, respectively. In 2006, the option agreement was amended to cover only a portion of the lands held by the MID subsidiary and the exercise price was reduced accordingly to $19.9 million. The option agreement expired on December 15, 2006. Upon expiry of this option, MEC expensed approximately $3.0 million of deferred development costs incurred in pursuit of the Michigan racing licence, which expense is included in MEC's "operating costs" on the Company's consolidated statement of income (loss).

(j)    Transactions with AmTote

  During the period from January 1, 2006 to July 26, 2006, MEC paid $2.1 million (year ended December 31, 2005 — $2.4 million) of rent for totalisator equipment and fees for totalisator services to AmTote, a company in which MEC had a 30% equity interest up to July 26, 2006 and which is now a wholly-owned subsidiary of MEC (note 3).

(k)   MEC's Sales to Mr. Frank Stronach

  During the year ended December 31, 2005, a wholly-owned subsidiary of MEC sold to an entity controlled by Mr. Frank Stronach two housing lots and an apartment located in MEC's residential development in Oberwaltersdorf, Austria. The total sales price for these properties was $1.4 million, which was the market listed sales price, and a gain on sale of $0.9 million was recognized.

21.   COMMITMENTS AND CONTINGENCIES

(a)
In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

(b)
On August 2, 2005, Greenlight Capital, Inc. and certain of its affiliates ("Greenlight") filed an oppression application in the Ontario Superior Court of Justice against the Company and certain of its current and former directors and officers. The hearing of the application concluded on March 1, 2006 and on October 30, 2006, the Ontario Superior Court of Justice dismissed the oppression application. On November 29, 2006, Greenlight filed a Notice of Appeal with the Ontario Divisional Court and on January 30, 2007, Greenlight filed its Appellants' factum. The Company and the other respondents filed their responding facta in July 2007 and the Company expects the appeal hearing to take place in late April 2008. The Company continues to consider Greenlight's oppression claim to be without merit and, together with the other respondents, will vigorously defend against the appeal.

98    MI Developments Inc.      2007

(c)
MEC generates a substantial amount of its revenues from wagering activities and is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax laws and gaming laws.

(d)
On May 18, 2007, ODS Technologies, L.P., doing business as TVG Network, filed a summons against MEC, HRTV, LLC and XpressBet, Inc. seeking an order that the defendants be enjoined from infringing certain patents relating to interactive wagering systems and an award of damages to compensate for the infringement. An Answer to Complaint, Affirmative Defences and Counterclaims have been filed on behalf of the defendants. At the present time, the final outcome related to this summons is uncertain.

(e)
At December 31, 2007, MEC had commitments under operating leases, excluding contingent rental payments, requiring future minimum annual rental payments as follows:

	Continuing Operations	Discontinued Operations	Total
2008	$2,957	$1,536	$4,493
2009	2,270	1,392	3,662
2010	1,952	1,374	3,326
2011	1,096	789	1,885
2012	686	765	1,451
Thereafter	610	23,718	24,328

	$9,571	$29,574	$39,145

  For the year ended December 31, 2007, operating lease expense amounted to approximately $6.0 million (2006 — $9.4 million; 2005 — $4.2 million).

  MEC also rents or leases certain totalisator equipment and services, for which the annual payments are contingent upon handle, live race days and other factors. MEC's rent expense relating to the totalisator equipment and services was $1.6 million for the year ended December 31, 2007 (2006 — $3.5 million; 2005 — $5.2 million).

(f)
MEC occupies land for the Remington Park racing facility, included in MEC's "discontinued operations" (note 3), under an operating lease that extends through 2013. The lease also contains options to renew for five 10-year periods after the initial term. MEC is obligated to pay rent based on minimum annual rental payments of approximately $0.5 million plus one-half of one percent of the pari-mutuel wagers made at the racetrack in excess of $187.0 million during the racing season and one percent of gaming revenue in excess of $60.0 million. The percentage rent was not applicable for the years ended December 31, 2007, 2006 and 2005.

(g)
In addition to the letters of credit issued under the Company's credit facilities (note 9), the Company had $4.7 million (Real Estate Business — $3.6 million; MEC — $1.1 million) of letters of credit issued with various financial institutions at December 31, 2007 to guarantee various of its construction projects. These letters of credit are secured by cash deposits of the Company.

(h)
MEC has provided indemnities related to surety bonds and letters of credit issued in the process of obtaining licences and permits at certain racetracks and to guarantee various construction projects related to activities of its subsidiaries. At December 31, 2007, these indemnities amounted to $6.3 million, with expiration dates through 2009.

(i)
At December 31, 2007, the Company's contractual commitments related to construction and development projects outstanding amounted to approximately $7.8 million (Real Estate Business — $3.6 million; MEC — $4.2 million).

MI Developments Inc.      2007    99

(j)
MEC owns an approximate 22% interest in the real property upon which Portland Meadows (included in MEC's "discontinued operations" (note 3)) is located, and also owns the long-term rights to operate the facility pursuant to an operating lease. The operating lease requires MEC to pay rent equal to one percent of the wagers made at the track (including wagers on both live and import races), and also an additional percentage of revenues for other activities as follows: (i) one percent of revenues for horse-related activities, including simulcasting of horse races during the non-live season, (ii) five percent of revenues not related to horseracing up to $0.8 million, and (iii) three percent of revenues not related to horseracing in excess of $0.8 million. As the owner of an approximate 22% interest in the real property, MEC receives approximately 22% of the rent payments, which are applied to the rental payments made by MEC in order to reduce rent expense, which is reflected in MEC's "operating costs" included in MEC's "discontinued operations" (note 3).

(k)
MEC's racetrack and associated land under capital leases at Lone Star Park are included in the Grand Prairie Metropolitan Utility and Reclamation District ("GPMURD"). MEC Lone Star, L.P., a wholly-owned subsidiary of MEC, entered into an agreement with GPMURD whereby it is required to make certain payments to GPMURD in lieu of property taxes. Such payments include amounts necessary to cover GPMURD operating expenses and debt service for certain bonds issued by GPMURD to fund improvements on the land up to the debt service requirements. MEC expensed $1.7 million of such payments for the year ended December 31, 2007 (2006 — $2.1 million; 2005 — $1.8 million).

(l)
On March 4, 2007, MEC entered into a series of customer-focused agreements with CDI in order to enhance wagering integrity and security, to own and operate HRTV™, to buy and sell horseracing content, and to promote the availability of horseracing signals to customers worldwide. These agreements involved the formation of a joint venture, TrackNet Media, a reciprocal content swap agreement and the purchase by CDI from MEC of a 50% interest in HRTV™. TrackNet Media is the vehicle through which MEC and CDI horseracing content is made available to third parties, including racetracks, OTB facilities, casinos and advance deposit wagering ("ADW") companies. TrackNet Media purchases horseracing content from third parties and makes it available through the respective MEC and CDI outlets. Under the reciprocal content swap agreement, MEC and CDI exchange their respective horseracing signals. On March 4, 2007, HRTV, LLC was created, with an effective date of April 27, 2007, in order to facilitate the sale of 50% of HRTV ™ to CDI. Both MEC and CDI are required to make quarterly capital contributions, on an equal basis, until October 2009 to fund the operations of HRTV, LLC, however, MEC may, under certain circumstances, be responsible for additional capital commitments. MEC's share of the required capital contributions to HRTV, LLC is expected to be approximately $7.0 million, of which $2.0 million was contributed during the year ended December 31, 2007.

(m)
On November 15, 2006, MEC's wholly-owned subsidiary, GPRA, opened the slots facility at Gulfstream Park despite an August 2006 decision rendered by the Florida First District Court of Appeals that reversed a lower court decision that granted summary judgment in favour of "Floridians for a Level Playing Field" ("FLPF"), a group in which GPRA is a member. The Appeal Court ruled that a trial is necessary to determine whether the constitutional amendment adopting the slots initiative, approved by Floridians in the November 2004 election, was invalid because the petitions bringing the initiative forward did not contain the minimum number of valid signatures. FLPF filed an application for a rehearing, a rehearing en banc before the full panel of the Florida First District Court of Appeals and Certification by the Florida Supreme Court. On November 30, 2006, in a split decision, the en banc court affirmed the August 2006 panel decision and certified the matter to the Florida Supreme Court, which stayed the appellate court ruling pending its jurisdictional review of the matter. On September 27, 2007, the Florida Supreme Court ruled that the matter was not procedurally proper for consideration by the court. Its order effectively remanded the matter to the trial court for a trial on the merits. MEC has disclosed that it expects that a trial on the merits will likely take over a year to fully develop and that it could take as many as three years to achieve a full factual record and trial court ruling for an appellate court to review. At December 31, 2007, the carrying value of MEC's fixed assets related to the slots facility is approximately $29.6 million. If the matter is ultimately decided in a manner adverse to MEC, a write-down of these fixed assets may be required.

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(n)
In May 2005, MEC entered into a Limited Liability Company Agreement with Forest City (collectively with MEC, the "Partnership Members") concerning the planned development of "The Village at Gulfstream Park™". That agreement contemplates the development of a mixed-use project consisting of residential units, parking, restaurants, hotels, entertainment, retail outlets and other commercial use projects on a portion of the Gulfstream Park property. Under the Limited Liability Company Agreement, Forest City is required to contribute up to a maximum of $15.0 million as an initial capital contribution. MEC is obligated to contribute 50% of any equity amounts in excess of $15.0 million as and when needed. However, to December 31, 2007, MEC has not made any such contributions. At December 31, 2007, approximately $42.3 million of costs have been incurred by The Village at Gulfstream Park, LLC, which have been funded by a construction loan from a third party bank as well as equity contributions from Forest City. Included in MEC's "accounts payable and accrued liabilities" is an obligation of approximately $5.8 million reflecting MEC's share of equity contributions in excess of $15.0 million. The Limited Liability Company Agreement also contemplated additional agreements with MEC, including a ground lease, a reciprocal easement agreement, a development agreement, a leasing agreement and a management agreement, all of which have been executed. Upon the opening of The Village at Gulfstream Park™, annual cash receipts (adjusted for certain disbursements and reserves) will first be distributed to Forest City, subject to certain limitations, until the initial contribution accounts of the Partnership Members are equal. Thereafter, the cash receipts are generally expected to be distributed to the Partnership Members equally, provided they maintain their equal interest in the partnership. The annual cash payments made to Forest City to equalize the Partnership Members' initial contribution accounts will not exceed the amount of annual ground rent otherwise payable to a subsidiary of MEC.

(o)
On September 28, 2006, certain of MEC's affiliates entered into definitive operating agreements with Caruso regarding the proposed development of The Shops at Santa Anita on approximately 51 acres of excess land surrounding Santa Anita Park. Westfield Corporation ("Westfield"), a developer of a neighbouring parcel of land, has challenged the manner in which the entitlement process for such development has proceeded. On May 16, 2007, Westfield commenced civil litigation in the Los Angeles Superior Court in an attempt to overturn the Arcadia City Council's approval and granting of entitlements related to the construction of The Shops at Santa Anita. In addition, on May 21, 2007, Arcadia First! filed a petition against the City of Arcadia to overturn the entitlements and named MEC and certain of its subsidiaries as parties of interest. If either Westfield or Arcadia First! is ultimately successful in its challenge, development efforts could potentially be delayed or suspended. The first hearings on the merits of the petitioners' claims are scheduled for April 2008. Under an April 2004 Letter of Intent, MEC is also exploring the possibility of a joint venture with Caruso to develop excess lands surrounding Golden Gate Fields. To December 31, 2007, MEC has expended $9.9 million on these development initiatives, of which $3.6 million was paid in the year ended December 31, 2007. These amounts have been included in MEC's "real estate properties, net" on the Company's consolidated balance sheets. Under the terms of these arrangements, MEC may be responsible to fund additional costs. However, to December 31, 2007, no such payments have been made.

(p)
MJC was party to agreements with the Maryland Thoroughbred Horsemen's Association and the Maryland Breeders' Association, which expired on December 31, 2007, under which the horsemen and the breeders each contributed 4.75% of the costs of simulcasting to MJC. Without similar arrangements in effect, there would be an increase in costs to MJC of approximately $2.0 million. At this time, it is uncertain whether these agreements will be renewed on comparable terms.

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22.   RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Company's accounting policies as reflected in these consolidated financial statements do not materially differ from U.S. GAAP except as described below.

(a)   Changes in U.S. GAAP Accounting Policies — Accounting for Uncertainty in Income Taxes

  In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 requires an entity to recognize the tax benefit of uncertain tax positions only when it is more likely than not, based on the position's technical merits, that the position would be sustained upon examination by the respective taxing authorities. The tax benefit is measured as the largest benefit that is more than fifty percent likely of being realized upon final settlement with the respective taxing authorities. Effective January 1, 2007, the Company adopted the provisions of FIN 48 on a retroactive basis, which did not result in any charge to accumulated deficit as a cumulative effect of an accounting change or adjustment to the liability for unrecognized tax benefits. Accordingly, the adoption of FIN 48 did not have an effect on the results of operations or financial position of the Company, nor did it create any differences between Canadian and U.S. GAAP in the Company's consolidated balance sheets, statements of income (loss) or statements of comprehensive income (loss).

(b)   Financial Instruments and Long-term Debt

  MEC's subordinated notes are recorded in part as debt and in part as minority interest. Under U.S. GAAP, the subordinated notes would be recorded entirely as debt. In addition, prior to January 1, 2007 (note 2), Canadian GAAP required deferred debt issuance costs to be classified as a non-current asset, while U.S. GAAP requires deferred debt issuance costs to be netted against the carrying amount of the debt rather than being classified as a non-current asset.

(c)   MEC Sales to Mr. Frank Stronach and Magna

  Under Canadian GAAP, a sale of real estate to a related party that owns less than 80% of the vendor's share capital, and where the exchange amount is supported by independent evidence, is considered an income item rather than a contribution to equity as required under U.S. GAAP.

(d)   Investment Translation Gains or Losses

  Under Canadian GAAP, Investment Translation Gains or Losses are accumulated in the "accumulated other comprehensive income" component of shareholders' equity, and the appropriate amounts of the Investment Translation Gains or Losses are reflected in income when there is a reduction as a result of capital transactions in the Company's net investment in the operations that gave rise to such exchange gains and losses. Prior to January 1, 2007 (note 2), changes in Investment Translation Gains or Losses were not recognized as a component of "other comprehensive income". Under U.S. GAAP, the appropriate amounts of Investment Translation Gains or Losses are only reflected in income when there is a sale or partial sale of the Company's investment in these operations or upon a complete or substantially complete liquidation of the investment.

(e)   Sale of The Meadows

  Based on the terms of the Meadows Holdback Note (note 3), the sale of The Meadows' real estate properties and fixed assets is not accounted for as a sale and leaseback, but rather using the financing method of accounting under U.S. GAAP as MEC is deemed to have a continuing interest in the transaction. Accordingly, under U.S. GAAP, $7.2 million of the sale proceeds were required to be deferred and recorded as MEC's "other long-term liabilities" at inception on the Company's consolidated balance sheets at December 31, 2007 and 2006. Under U.S. GAAP, these sale proceeds will be recognized at the point when the transaction subsequently qualifies for sale recognition.

102    MI Developments Inc.      2007

(f)    Interest Rate Swap Instruments

  As described in note 18(c), the Company occasionally utilizes interest rate swap contracts to hedge specific exposures to interest rate fluctuations. Under both Canadian and U.S. GAAP, when these contracts are accounted for using hedge accounting, the net contract settlements are recognized in the same period as the hedged transaction.

  For U.S. GAAP, FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), requires companies to recognize all their derivative instruments, net of related taxes, at fair value. Gains or losses related to changes in fair value of derivative instruments designated as cash flow hedges and hedges of anticipated transactions are recorded in "accumulated other comprehensive income" if certain hedge criteria are met, and are only recognized in the consolidated statement of income (loss) in the period during which the hedged item affects net income. However, prior to January 1, 2007 (note 2), derivative financial instruments designated as hedges for accounting purposes did not need to be recognized at their fair value under Canadian GAAP.

(g)   Stock-based Compensation

  Canadian GAAP requires the expensing of all stock-based compensation awards for fiscal years beginning on or after January 1, 2004. The Company has also adopted this policy under U.S. GAAP. However, under U.S. GAAP, the cumulative impact on adoption of stock-based compensation is not recognized in the consolidated financial statements as an adjustment to opening deficit.

(h)   Employee Defined Benefit and Postretirement Plans

  In September 2006, the FASB issued Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" ("SFAS 158"). SFAS 158 requires employers to recognize the funded status (the difference between the fair value of plan assets and the projected benefit obligations) of a defined benefit postretirement plan as an asset or liability on the consolidated balance sheets with a corresponding adjustment to "accumulated other comprehensive income", net of related tax and minority interest impact. No such adjustment is required under Canadian GAAP.

  On December 31, 2006, the Company adopted the recognition provisions of SFAS 158 for U.S. GAAP purposes. The adjustment to "accumulated other comprehensive income" upon adoption represents the net unrecognized actuarial gain or loss determined in accordance with FASB Statement No. 87, "Employers' Accounting for Pension" ("SFAS 87"), which was previously netted against the plan's funded status pursuant to the provisions of SFAS 87. These amounts will be subsequently recognized as net periodic pension cost pursuant to the Company's historical accounting policy for amortizing such amounts. Actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods will be recognized as a component of other comprehensive income (loss). Those amounts will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in "accumulated other comprehensive income" upon adoption of SFAS 158.

  The adoption of SFAS 158 had no effects on the Company's consolidated statements of income (loss) for the years ended December 31, 2006 and 2005.

MI Developments Inc.      2007    103

(i)
The following tables present net income, comprehensive income (loss) and earnings (loss) per share following U.S. GAAP:

	2007	2006	2005
Net income under Canadian GAAP	$39,509	$59,870	$6,559
Interest expense on subordinated notes (b)	1,254	1,192	1,111
Net gain on sales to related party (c)	—	(13,894)	(387)
Foreign currency translation gain (d)	(7,719)	(1,921)	—
Depreciation and amortization (e)	(286)	—	—

Net income under U.S. GAAP	$32,758	$45,247	$7,283

		(restated — note 2)
	2007	2006	2005
Comprehensive income (loss) under Canadian GAAP	$114,895	$119,309	$(71,747)
Net adjustments to Canadian GAAP
net income per above table	(6,751)	(14,623)	724
Derivative contracts (f)	—	(52)	520
Foreign currency translation gain (d)	7,719	1,921	—
Change in net unrecognized actuarial pension gain (h)	345	—	—

Comprehensive income (loss) under U.S. GAAP	$116,208	$106,555	$(70,503)

		(restated — note 3)
	2007	2006	2005
Basic and diluted earnings (loss) per Class A
Subordinate Voting or Class B Share
— continuing operations	$0.68	$0.97	$0.32
— discontinued operations	—	(0.03)	(0.17)

Total	$0.68	$0.94	$0.15

(j)
The following tables indicate the significant items in the consolidated balance sheets that would have been affected had the consolidated financial statements been prepared under U.S. GAAP:

	2007
	Canadian GAAP	Long-term Debt	Benefit Plans	Sale of The Meadows	Stock-based Compensation	U.S. GAAP
Real estate properties, net	$2,271,577	$—	$—	$6,474	$—	$2,278,051
Fixed assets, net	90,960	—	—	242	—	91,202
Accounts payable and accrued liabilities	147,067	100	—	—	—	147,167
Note obligations, net	216,050	6,477	—	—	—	222,527
Other long-term liabilities	24,175	—	369	7,216	—	31,760
Future tax liabilities	144,432	(1,074)	(147)	—	—	143,211
Minority interest	156,359	(10,809)	(95)	(214)	(3,204)	142,037
Shareholders' equity	1,735,460	5,306	(127)	(286)	3,204	1,743,557

104    MI Developments Inc.      2007

	2006 (restated — note 3)
	Canadian GAAP	Long-term Debt	Interest Rate Swaps	Benefit Plans	Sale of The Meadows	Stock-based Compensation	U.S. GAAP
Real estate properties, net	$2,114,760	$—	$—	$—	$6,914	$—	$2,121,674
Fixed assets, net	80,998	—	—	—	302	—	81,300
Other assets	11,637	(5,758)	439	—	—	—	6,318
Accounts payable and accrued liabilities	143,760	104	—	—	—	—	143,864
Senior unsecured debentures	226,596	(2,216)	—	—	—	—	224,380
Note obligations	215,830	5,607	—	—	—	—	221,437
Other long-term liabilities	15,079	—	—	1,347	7,216	—	23,642
Future tax liabilities	138,071	(1,559)	176	(539)	—	—	136,149
Minority interest	180,108	(11,745)	109	(336)	—	(3,204)	164,932
Shareholders' equity	1,677,296	4,051	154	(472)	—	3,204	1,684,233

  U.S. GAAP permits assets held for sale and assets of discontinued operations, as well as liabilities related to such assets, to be classified as current items on the balance sheet. Canadian GAAP only permits such items to be classified as current items if the sale of such items has occurred prior to the date of completion of the financial statements. The following table indicates the impact this difference between Canadian and U.S. GAAP has on the Company's classification of assets held for sale and assets of discontinued operations, and liabilities related to such assets, on the Company's consolidated balance sheet at December 31, 2007 (no difference exists at December 31, 2006):

	Canadian GAAP	U.S. GAAP
ASSETS
Current assets:
Assets held for sale	$1,493	$35,658
Discontinued operations	21,239	71,898
Assets held for sale	34,165	—
Discontinued operations	50,659	—

LIABILITIES
Current liabilities:
Liabilities related to assets held for sale	$171	$1,047
Discontinued operations	16,132	17,007
Liabilities related to assets held for sale	876	—
Discontinued operations	875	—

MI Developments Inc.      2007    105

  Accounts payable and accrued liabilities under U.S. GAAP consist of the following:

		(restated — note 3)
	2007	2006
Accounts payable	$71,038	$72,904
Accrued salaries and wages	9,477	8,147
Customer deposits	2,575	2,531
Other accrued liabilities	64,077	60,282

	$147,167	$143,864

23.   SUBSEQUENT EVENTS

(a)
Effective January 1, 2008, MEC amended its bank term loan of up to 4.0 million euros (note 10) to reduce the amount available to 3.5 million euros and increase the interest rate to EURONIA plus 3.8% per annum.

(b)
On February 12, 2008, MEC amended its 15.0 million euro term loan facility (note 10) such that the first instalment of 7.5 million euros previously due on February 29, 2008 was extended until March 15, 2008. On March 12, 2008, the due date of the first instalment was further extended to March 31, 2008.

(c)
On February 12, 2008, MEC received notice from The Nasdaq Stock Market advising that, in accordance with Nasdaq Marketplace Rule 4450(e)(2), MEC has 180 calendar days, or until August 11, 2008, to regain compliance with the minimum bid price for MEC Class A Stock required for continued listing on the Nasdaq Global Market, as set forth in Nasdaq Marketplace Rule 4450(a)(5). MEC received this notice because the bid price of the MEC Class A Stock closed below the $1.00 per share minimum for 30 consecutive business days prior to February 12, 2008.

  The notice also states that if, at any time before August 11, 2008, the bid price of MEC Class A Stock on the Nasdaq Global Market closes at $1.00 per share or more for a minimum of 10 consecutive trading days, the Nasdaq staff will provide MEC with written notification that it has achieved compliance with its listing requirements. However, the notice states that if MEC cannot demonstrate compliance with such rule by August 11, 2008 (or such later date as may be permitted by Nasdaq), the Nasdaq staff will provide MEC with written notification that the MEC Class A Stock will be delisted. During this 180 calendar day period, MEC Class A Stock will continue to trade on the Nasdaq Global Market. This notification has no effect on the listing of the MEC Class A Stock on the TSX.

24.   NEW ACCOUNTING PRONOUNCEMENTS

The Company is required to disclose certain information related to new accounting standards which have not yet been adopted due to delayed effective dates.

(a)   Canadian GAAP Standards

  (i)
  Capital Disclosures

    The CICA issued Handbook Section 1535, "Capital Disclosures", in December 2006, which requires entities to disclose their objectives, policies and processes for managing capital, as well as quantitative data about capital. The Section does not define capital but rather it requires an entity to disclose what it regards as capital. Handbook Section 1535 also requires the disclosure of any externally-imposed capital requirements, whether the entity has complied with them and, if not, the consequences. Handbook Section 1535 is effective for annual and interim financial statements relating to fiscal years beginning on or after October 1, 2007.

106    MI Developments Inc.      2007

  (ii)
  Financial Instruments — Disclosure and Presentation

    In December 2006, the CICA issued further accounting standards on disclosure and presentation of financial instruments in Handbook Sections 3862, "Financial Instruments — Disclosure", and 3863, "Financial Instruments — Presentation", which are effective for annual and interim periods beginning on or after October 1, 2007 and replace Handbook Section 3861, "Financial Instruments — Disclosure and Presentation". Handbook Section 3862 requires increased disclosure about the risks associated with both recognized and unrecognized financial instruments and how those risks are managed. Handbook Section 3863 carries forward unchanged the presentation requirements of Handbook Section 3861.

  (iii)
  Going Concern

    In June 2007, the CICA amended Handbook Section 1400, "General Standards of Financial Statement Presentation", to include going concern requirements. The amendments are effective for annual and interim periods beginning on or after January 1, 2008 and require management to make an assessment of an entity's ability to continue as a going concern and to disclose material uncertainties related to events or conditions that may cast doubt upon the entity's ability to continue as a going concern. In doing so, management must take into account information about the future, which is at least, but not limited to, 12 months from the balance sheet date.

  (iv)
  Goodwill and Intangible Assets

    In January 2008, the CICA issued Handbook Section 3064, "Goodwill and Intangible Assets", amended Handbook Section 1000, "Financial Statement Concepts", and Accounting Guideline 11, "Enterprises in the Development Stage", and withdrew Handbook Section 3450, "Research and Development Costs". Handbook Section 3064 clarifies that costs may only be deferred when they relate to an item that meets the definition of an asset. The concept of matching revenues and expenses remains appropriate only for allocating the cost of an asset that is consumed in generating revenue over multiple reporting periods. Handbook Section 3064 replaces Handbook Section 3062 and provides extensive guidance on when expenditures qualify for recognition as intangible assets. These changes are effective for fiscal years beginning on or after October 1, 2008.

  The Company is currently reviewing the above pronouncements in order to determine the impact on the Company's consolidated financial statements in future reporting periods.

(b)   U.S. GAAP Standards

  (i)
  Fair Value Measurements

    In September 2006, FASB issued Statement No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007.

  (ii)
  Fair Value Option for Financial Assets and Liabilities

    In February 2007, FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Liabilities" ("SFAS 159"). SFAS 159 allows companies to voluntarily choose, at specified election dates, to measure certain financial assets and financial liabilities, as well as certain non-financial instruments that are similar to financial instruments, at fair value (the "fair value option"). The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, SFAS 159 specifies that all subsequent changes in fair value for that instrument be reported in income. The provisions of SFAS 159 are effective for fiscal years beginning after November 15, 2007.

  (iii)
  Business Combinations

    In December 2007, FASB issued Statement No. 141(R), "Applying the Acquisition Method", which modifies the accounting for business combinations occurring in fiscal years commencing after December 15, 2008.

MI Developments Inc.      2007    107

    The most significant changes under the new rules are as follows:

    •
    Upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target.

    •
    Contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration.

    •
    Transaction costs are not an element of fair value of the target, so they are not considered part of the fair value of an acquirer's interest. Instead, transaction costs will be expensed as incurred.

    •
    Pre-acquisition contingencies, such as environmental or legal issues, will generally have to be accounted for in purchase accounting at fair value.

    •
    In order to accrue for a restructuring plan in purchase accounting, the requirements in FASB Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", would have to be met at the acquisition date.

    •
    Acquired research and development value will be capitalized as an indefinite-lived intangible asset, subjected to impairment accounting throughout the associated development stage and then subject to amortization and impairment accounting after development is completed. Costs incurred to continue these research and development efforts after acquisition will be expensed.

  (iv)
  Noncontrolling (Minority) Interests

    In December 2007, FASB issued Statement No. 160, "Noncontrolling Interests", which is effective for fiscal years commencing after December 15, 2008 and clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests.

    The most significant changes under the new rules are as follows:

    •
    Noncontrolling interests are to be reported as an element of consolidated equity.

    •
    Net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests.

    •
    Increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions rather than those differences being accounted for using step acquisition and sale accounting, respectively. If an issuance of noncontrolling interests causes the controlling interest to lose control and deconsolidate a subsidiary, that transaction will be accounted for using full gain or loss recognition.

  The Company is currently reviewing the above pronouncements in order to determine the impact on the Company's reconciliation of its consolidated financial statements from Canadian GAAP to U.S. GAAP in future reporting periods.

108    MI Developments Inc.      2007

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  Exhibit 2